Exhibit 10.2

LOAN AGREEMENT

Dated as of May 18, 2026

between

IIP-PA 6 LLC,

as Borrower

and

AMALGAMATED BANK,

as Lender

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS; PRINCIPLES OF CONSTRUCTION		1

Section 1.1	Definitions	1
Section 1.2	Principles of Construction	16

ARTICLE 2 GENERAL TERMS		16

Section 2.1	Loan Commitment; Disbursement to Borrower	16
2.1.1	Agreement to Lend and Borrow	16
2.1.2	Single Disbursement to Borrower	16
2.1.3	The Note, Mortgage and Loan Documents	16
2.1.4	Use of Proceeds	16
Section 2.2	Interest Rate	16
2.2.1	Interest Rate	16
2.2.2	Interest Calculation	17
2.2.3	Default Rate	17
2.2.4	Usury Savings	17
Section 2.3	Loan Payment	17
2.3.1	Payments Before Maturity Date	17
2.3.2	Payments Generally	17
2.3.3	Payment on Maturity Date	18
2.3.4	Late Payment Charge	18
2.3.5	Method and Place of Payment	18
Section 2.4	Prepayments	18
2.4.1	Voluntary Prepayments	18
2.4.2	Application of Payments	19
2.4.3	Mandatory Prepayments	19
Section 2.5	Release of Property	19
2.5.1	Release on Payment in Full	19

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		19

Section 3.1	Borrower Representations	19
3.1.1	Organization	19
3.1.2	Proceedings	20
3.1.3	No Conflicts	20
3.1.4	Litigation	20
3.1.5	Agreements	20
3.1.6	Title	20
3.1.7	Solvency	21
3.1.8	Reserved	21
3.1.9	Reserved	21
3.1.10	Anti-Corruption Laws and Sanctions	21
3.1.11	Compliance	21
3.1.12	Financial Information	22

i

3.1.13	Condemnation	22
3.1.14	Federal Reserve Regulations	22
3.1.15	Utilities and Public Access	22
3.1.16	Not a Foreign Person	22
3.1.17	Separate Lots	23
3.1.18	Assessments	23
3.1.19	Enforceability	23
3.1.20	Insurance	23
3.1.21	Use of Property	23
3.1.22	Flood Zone	23
3.1.23	Physical Condition	23
3.1.24	Boundaries	23
3.1.25	Leases	24
3.1.26	Principal Place of Business; State of Organization	24
3.1.27	Filing and Recording Taxes	24
3.1.28	Special Purpose Entity/Separateness	24
3.1.29	Management Agreement	24
3.1.30	Illegal Activity	25
3.1.31	No Change in Facts or Circumstances; Disclosure	25
3.1.32	Cannabis Licenses and Compliance	25
3.1.33	Embargoed Person; Patriot Act	25
Section 3.2	Brokers and Financial Advisors	26
Section 3.3	Survival of Representations	26

ARTICLE 4 BORROWER COVENANTS		27

Section 4.1	Affirmative Covenants	27
4.1.1	Existence; Compliance with Legal Requirements	27
4.1.2	Taxes and Other Charges	28
4.1.3	Litigation and Other Matters	28
4.1.4	Access to Property	28
4.1.5	Notice of Default	29
4.1.6	Cooperate in Legal Proceedings	29
4.1.7	Performance Under Loan Documents	29
4.1.8	Award and Insurance Benefits	29
4.1.9	Further Assurances	29
4.1.10	Financial Reporting	30
4.1.11	Business and Operations	31
4.1.12	Title to the Property	31
4.1.13	Estoppel Statement	31
4.1.14	Loan Proceeds	32
4.1.15	Bank Accounts	32
4.1.16	Leasing Matters	32
4.1.17	Alterations	34
4.1.18	Operation of Property	34
4.1.19	Financial Covenants	34
4.1.20	Special Purpose Entity/Separateness	35

4.1.21	Leasing of the Property	35
4.1.22	Cannabis Licenses	35
Section 4.2	Negative Covenants	36
4.2.1	Property Management	36
4.2.2	Liens	36
4.2.3	Reserved	36
4.2.4	Debt Cancellation	36
4.2.5	Zoning	36
4.2.6	No Joint Assessment	36
4.2.7	Principal Place of Business and Organization	36
4.2.8	Indebtedness	37
4.2.9	Transfers	37
4.2.10	Distributions and Payments	38

ARTICLE 5 INSURANCE; CASUALTY; CONDEMNATION		38

Section 5.1	Insurance	38
Section 5.2	Casualty	42
Section 5.3	Condemnation	43
Section 5.4	Restoration	43

ARTICLE 6 RESERVE FUNDS		48

Section 6.1	Required Repair Funds	48
6.1.1	Deposits	48
6.1.2	Release of Required Repair Funds	48
6.1.3	Balance in Required Repair Account	50
Section 6.2	Tax and Insurance Escrow Funds	50
Section 6.3	Environmental Reserve	51
6.3.1	Environmental Reserve Funds	51
6.3.2	Release of Environmental Reserve Funds	51
6.3.3	Remediation Obligations	52
Section 6.4	Static Debt Service Reserve	52
6.4.1	Deposits	52
6.4.2	Release of Static Debt Service Funds	52

ARTICLE 7 DEFAULTS		53

Section 7.1	Event of Default	53
Section 7.2	Remedies	55

ARTICLE 8 SPECIAL PROVISIONS		56

Section 8.1	Transfer of Notes and Participations	56
Section 8.2	Matters Concerning Manager	58
Section 8.3	Illegality	58

Exhibit A - Officer’s Certificate
Schedule I - Rent Roll
Schedule II - Required Repairs/Deadlines For Completion
Schedule III - Organizational Structure
Schedule IV - Reserved

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of May 18, 2026 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between IIP-PA 6 LLC, a Delaware limited liability company, having its principal place of business at c/o Innovative Industrial Properties, 11440 West Bernardo Court, Suite 100, San Diego, California 92127 (“Borrower”), and AMALGAMATED BANK, a bank organized under the laws of the State of New York, having an address at 275 Seventh Avenue, 14th Floor, New York, New York 10001 (together with its successors and/or assigns, “Lender”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1
DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1          Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Affiliate” shall mean, as to any Person, (a) any Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person, (b) any Person owning or controlling 10% or more of the outstanding voting securities of or other ownership interests in such Person, (c) any entity in which such Person (together with the members of his family if the Person in question is an individual) owns, directly or indirectly through one or more intermediaries an interest in any class of stock (or other beneficial interest in such entity) of 10% or more, or (d) with respect to any Borrower or Guarantor, any other Borrower or Guarantor.

“Affiliate Fees” shall have the meaning set forth in Section 4.2.10 hereof.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration” shall mean any excavation, demolition, construction, alteration, installation, improvement, expansion or other physical change to the Property or to any part thereof.

“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended.

“Assignee” shall have the meaning set forth in Section 8.1 hereof.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the Closing Date, from Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean an Assignment of Management Agreement and Subordination of Management Fees, among Lender, Borrower and Manager, in form and substance reasonably acceptable to Lender, to be executed and delivered to Lender in connection with the engagement of a Manager in accordance with the terms and provisions of this Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banks are required or authorized to close in New York, New York.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cannabis Licenses” shall mean any permit, license, approval, registration, or authorization issued by any Cannabis Regulatory Authority or other Governmental Authority required for the lawful operation of a cannabis cultivation facility (or any other permitted cannabis use) at the Property under applicable State Cannabis Laws, as the same may be amended, renewed, or replaced from time to time.

“Cannabis Regulatory Authority” shall mean any Governmental Authority having jurisdiction over Borrower’s or any Tenant’s cannabis operations at the Property under applicable State Cannabis Laws, and any successor agency or authority thereto.

“Cash Collateral Cure” shall have the meaning set forth in Section 4.1.19 hereof.

“Casualty” shall have the meaning set forth in Section 5.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 5.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 5.4(b)(iv) hereof.

“Change in Law” shall have the meaning set forth in Section 8.4 hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Compliance Amount” shall have the meaning set forth in Section 4.1.19 hereof.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 5.4(b) hereof.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Transparency Act” shall mean the Corporate Transparency Act (expected to be codified at 31 U.S.C. § 5336) and the regulations promulgated thereunder (as amended, supplemented or replaced from time to time).

“Current Lease” shall mean that certain Lease Agreement dated December 20, 2019, by and between Borrower, as landlord, and Current Tenant, as tenant, as amended by that certain First Amendment to Lease Agreement dated as of January 31, 2020, as further amended by that certain Second Amendment to Lease Agreement effective as of July 17, 2020, as further amended by that certain Third Amendment to Lease Agreement dated August 19, 2021, as further amended by that certain Fourth Amendment to Lease Agreement dated February 22, 2022, and as further amended by that certain Fifth Amendment to Lease Agreement effective as of June 15, 2022, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Current Tenant” shall mean AES Compassionate Care, LLC, a Pennsylvania limited liability company.

“Data Delivery Failure” shall mean the failure of Borrower to comply with any of the terms and conditions of Section 4.1.10 hereof.

“Data Delivery Failure Fee” shall mean (i) for the first Data Delivery Failure, an amount equal to $5,000, (ii) for the second Data Delivery Failure, an amount equal to $7,500 and (iii) for the third and each subsequent Data Delivery Failure, an increase in the Interest Rate on the Loan by 25 basis points (0.25%) continuing through the date on which Lender determines in its sole discretion that Borrower is in compliance with all terms and conditions of Section 4.1.10 hereof.

“Debt” shall mean the Outstanding Principal Balance together with all interest accrued and unpaid thereon and all other sums (including any Prepayment Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, principal and interest payments which would be due under this Agreement and the Note assuming a twenty-five (25)-year amortization schedule and the Interest Rate.

“Debt Service Coverage Ratio” or “DSCR” shall mean for the applicable period of calculation, a ratio, as determined by Lender in which:

(a)	the numerator is the Net Operating Income (excluding interest on credit accounts) for such period as determined by Lender using the financial statements delivered to Lender pursuant to Section 4.1.10 hereof; and

(b)	the denominator is Debt Service.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would result in an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) eighteen percent (18%).

“Distributions” shall have the meaning set forth in Section 4.2.10 hereof.

“DSCR Default Date” shall have the meaning set forth in Section 4.1.19 hereof.

“DSCR Default Re-Test Date” shall have the meaning set forth in Section 4.1.19 hereof.

“DSCR Reserve Account” shall have the meaning set forth in Section 4.1.19 hereof.

“DSCR Threshold” shall have the meaning set forth in Section 4.1.19 hereof.

“Embargoed Person” shall have the meaning set forth in Section 3.1.33(a) hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the Closing Date, executed by Borrower and Guarantor for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Reserve Account” shall have the meaning set forth in Section 6.3 hereof.

“Environmental Reserve Funds” shall have the meaning set forth in Section 6.3 hereof.

“Event of Default” shall have the meaning set forth in Section 7.1(a) hereof.

“Extended Remediation Period” shall have the meaning set forth in Section 6.3 hereof.

“Federal Cannabis Law” shall mean any federal law or regulation relating directly or indirectly to cannabis or marijuana activities, including without limitation provisions of the Controlled Substances Act (21 U.S.C. § 811 et seq.) and applicable federal money laundering statutes, to the extent the same conflict with applicable State Cannabis Laws.

“FinCEN” shall mean the U.S. Department of Treasury Financial Crimes Enforcement Network, together with any and all other Governmental Authorities having authority for the enforcement or administration of the Corporate Transparency Act.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report, consistently applied.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence having or asserting jurisdiction over Borrower and/or the Property.

“Gross Income from Operations” shall mean, for any period, all income, computed in accordance with GAAP, derived from the ownership and operation of the Property from whatever source during such period including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other pass-through or reimbursements paid by tenants under the Leases of any nature but excluding non-cash items, Rents from month-to-month tenants or tenants that are subject to any bankruptcy, insolvency or similar proceeding, Rents from any tenant in default under the terms of its Lease, lease termination payments, Rents collected more than thirty (30) days in advance until they are earned, sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, security deposits, utility and other similar deposits, refunds and uncollectible accounts, proceeds from the sale of furniture, fixtures and equipment, Insurance Proceeds (other than business interruption or other loss of income insurance) and Condemnation Proceeds, and any disbursements to Borrower from any Reserve Funds.

“Guarantor” shall mean Innovative Industrial Properties, Inc., a Maryland corporation.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the Closing Date, from Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Immediate Family Member” shall mean a spouse, parent, sibling, child or grandchild of such individual or the spouse of such sibling, child or grandchild, or the child or grandchild of such sibling, or trusts, family limited partnerships, family limited liability companies or charitable trusts in all cases formed for the sole benefit of such individual or any of the foregoing.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Parties” shall mean (a) Lender and any Person who is or will have been involved in the origination of the Loan, (b) any Person who is or will have been involved in the servicing of the Loan, (c) any Person in whose name the encumbrance created by this Agreement is or will have been recorded, (d) Persons who may hold or acquire, or will have held, a full or partial interest in the Loan, and (e) the respective directors, officers, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, Affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, without limitation, any successor by merger, consolidation or acquisition of all or substantially all of Lender’s assets and business).

“Initial Remediation Period” shall have the meaning set forth in Section 6.3 hereof.

“Insurance Premiums” shall have the meaning set forth in Section 5.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 5.4(b) hereof.

“Interest Period” shall mean, in connection with the calculation of interest accrued with respect to any specified Payment Date, the period commencing on, and including, the fifth (5th) day of the preceding calendar month and terminating on, and including, the fourth (4th) day of the calendar month in which the applicable Payment Date occurs; provided, however, that with respect to the Payment Date occurring in June, 2026, the Interest Period shall be the period commencing on the Closing Date to and including June 4, 2026. Each Interest Period, except for the Interest Period ending June 4, 2026, shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.

“Interest Rate” shall mean a rate of six and sixty-seven hundredths percent (6.67%) per annum; provided, however, subject to increase pursuant to Sections 4.1.10 and 4.1.15 hereof.

“Investor” shall have the meaning set forth in Section 8.1 hereof.

“Lease” shall have the meaning set forth in the Mortgage.

“Legal Requirements” shall mean all federal (excluding Federal Cannabis Law), state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof, or the zoning, construction, use, alteration, occupancy or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, as amended, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto.

“Licenses” shall have the meaning set forth in Section 3.1.11 hereof.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting Borrower, the Property, or any portion thereof or any interest therein, or any direct or indirect interest in Borrower or Borrower’s general partner, manager or managing member, as applicable, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan in the original principal amount of $12,400,000 made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Guaranty, the Environmental Indemnity, the Assignment of Management Agreement, if any, and all other documents executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan to Value Ratio” shall mean, as of a particular date of calculation, a ratio, as calculated by Lender, the numerator of which is equal to the Outstanding Principal Balance and the denominator of which is equal to the appraised value of the Property as determined by Lender in its sole and absolute discretion pursuant to an updated appraisal ordered by, and acceptable to, Lender and paid for by Borrower.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement, punitive damages, foreseeable and unforeseeable consequential damages, of whatever kind or nature (including, but not limited, to attorneys’ fees and other costs of defense).

“Maintenance Trigger Date” shall mean the date upon which responsibility for building maintenance at the Property reverts to Borrower for any reason, including, without limitation, the expiration or earlier termination of any Lease, the vacation of the Property by the applicable Tenant, or any amendment or modification of a Lease resulting in such shift of responsibility.

“Management Agreement” shall mean a Property Management Agreement entered into by and between Borrower, as owner, and Manager, as property manager, in form and substance reasonably acceptable to Lender, pursuant to which Manager is to provide management and other services with respect to the Property, or, if the context requires, the Replacement Management Agreement.

“Manager” shall mean, if Borrower shall hereafter engage a property manager in accordance with the terms and provisions of this Agreement, such property manager, or, if the context requires, a Replacement Manager who is managing the Property in accordance with the terms and provisions of this Agreement.

“Material Adverse Effect” shall mean a material adverse effect, in each case taken as a whole, on (a) the Property, (b) the condition (financial or otherwise) of Borrower and/or Guarantor, (c) the ability of Borrower and/or Guarantor to perform their respective obligations under any Loan Document, (d) the validity or enforceability of any Loan Document, (e) the rights and remedies of the Lender under any Loan Document, or (f) the timely payment of principal and interest or other amounts payable under the Loan.

“Maturity Date” shall mean the Payment Date occurring in June, 2031, or such other date on which the Outstanding Principal Balance of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Minimum Deposit Covenant” shall have the meaning set forth in Section 4.1.15 hereof.

“Monthly Debt Service Payment Amount” shall mean, (i) during the period commencing on the Closing Date through the Payment Date occurring in June 2026, a payment of interest only on the Outstanding Principal Balance, and (ii) during the period commencing on the Payment Date occurring in June 2026 through the Maturity Date, a constant monthly payment of $85,813.79 which amount is based on a 25-year amortization schedule.

“Mortgage” shall mean that certain first priority Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of the Closing Date, executed and delivered by Borrower to Lender as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented, split, severed or otherwise modified from time to time.

“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period, as such amount may be adjusted by Lender in its reasonable discretion, including, without limitation, a 10% allowance against other income and a vacancy allowance equal to the greater of (i) 10% and (ii) actual vacancy, or as otherwise determined by Lender.

“Net Proceeds” shall have the meaning set forth in Section 5.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 5.4(b)(vi) hereof.

“Note” shall mean that certain Mortgage Note of even date herewith in the principal amount of $12,400,000, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented, split, severed or otherwise modified from time to time.

“Notice” shall have the meaning set forth in Section 10.6 hereof.

“O&M Agreement” shall mean that certain Operations and Maintenance Agreement, dated as of the date hereof, between Borrower and Lender given in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations.

“OFAC” shall mean the Office of Foreign Assets Control, Department of the Treasury.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by a Responsible Officer of Borrower.

“Operating Expenses” shall mean, for any period, the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Property, which expenditures are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, Taxes and Other Charges, advertising expenses, payroll and related taxes, computer processing charges, normalized capital expenditures equal to $0.15 per square foot per year, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service and Capital Expenditures.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Obligations” shall mean (a) the performance of all obligations of Borrower contained herein; (b) the performance of each obligation of Borrower contained in any other Loan Document; and (c) the performance of each obligation of Borrower contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Documents.

“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.

“PADEP” shall mean the Pennsylvania Department of Environmental Protection.

“Participant” shall have the meaning set forth in Section 8.1 hereof.

“Participations” shall have the meaning set forth in Section 8.1 hereof.

“Payment Date” shall mean the fifth (5th) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately succeeding Business Day.

“Permanent Certificate of Occupancy” shall have the meaning set forth in Section 4.1.1(b) hereof.

“Permitted Encumbrances” shall mean, collectively (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (d) the rights of Tenants under the Leases in effect; and (e) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole but reasonable discretion.

“Permitted Transfer” shall mean (i) any Transfer of direct or indirect equity interests in Guarantor (including any issuance, redemption, or trading of publicly traded securities of Guarantor or any direct or indirect parent of Guarantor); (ii) Transfers among Immediate Family Members of a holder of equity interests in Borrower, or to trusts for the benefit of the foregoing for bona fide estate-planning purposes; (iii) Transfers by operation of law upon death; and (iv) any Transfer of direct equity interests in Borrower that does not result in a Change of Control of Borrower; provided, in each case under clauses (ii) and (iv), that the Permitted Transfer Conditions are satisfied. As used herein, “Change of Control” shall mean any Transfer following which Guarantor (or a or a replacement guarantor approved by Lender in its sole and absolute discretion) ceases to Control Borrower.

“Permitted Transfer Conditions” shall mean:

(a)         Borrower shall provide Lender with not less than ten (10) days’ prior written notice of any proposed Permitted Transfer which such notice shall be accompanied by: (i) an organizational chart showing the effect of the proposed Permitted Transfer on the ownership structure of Borrower; (ii) identifying information of such proposed transferee(s) that did not previously own a direct or indirect interest in the applicable Restricted Party (such as name, home and business address, social security number, or tax identification number, if applicable, and, if the proposed transferee is an entity, such information with respect to such transferee’s direct and/or indirect individual principals); (iii) the results of Lender’s customary “know-your-customer” searches with respect to such proposed transferee(s), satisfactory to Lender in its reasonable discretion; and (iv) such other information regarding such proposed transfer and/or transferee(s) as Lender may reasonably request;

(b)          after giving effect to a Permitted Transfer, Guarantor shall continue to Control Borrower and the Property;

(c)          after giving effect to a Permitted Transfer, the representations and covenants of Borrower contained herein shall remain true and correct in all material respects and shall not be violated or breached;

(d)          at the time any Permitted Transfer occurs, no Default or Event of Default shall be continuing; and

(e)         Borrower shall have paid all of Lender’s out-of-pocket costs and expenses (including reasonable attorneys’ fees) actually incurred in connection with Lender’s review of the proposed Permitted Transfer.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any Governmental Authority, and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.

“Phase I ESA” shall have the meaning set forth in Section 10.24 hereof.

“Phase II ESA” shall have the meaning set forth in Section 6.3.2(b) hereof.

“Policies” shall have the meaning specified in Section 5.1(b) hereof.

“Prepayment Date” shall have the meaning set forth in Section 2.4.1 hereof.

“Prepayment Premium” shall mean for the period:

(a)	commencing on the Closing Date and ending on but excluding the Payment Date occurring in June, 2027, an amount equal to five percent (5%) of the amount being prepaid;

(b)	commencing on and including the Payment Date occurring in June, 2027 and ending on but excluding the Payment Date occurring in June, 2028, an amount equal to four percent (4%) of the amount being prepaid;

(c)	commencing on and including the Payment Date occurring in June, 2028 and ending on but excluding the Payment Date occurring in June, 2029, an amount equal to three percent (3%) of the amount being prepaid;

(d)	commencing on and including the Payment Date occurring in June, 2029 and ending on but excluding the Payment Date occurring in June, 2030, an amount equal to two percent (2%) of the amount being prepaid;

(e)	commencing on and including the Payment Date occurring in June, 2030 and ending on but excluding the date that is ninety (90) days prior to the Maturity Date, an amount equal to one percent (1%) of the amount being prepaid; and

(f)	commencing on and including the Payment Date occurring ninety (90) days prior to the Maturity Date through the Maturity Date, no Prepayment Premium shall be payable in connection with any prepayment of the entire Outstanding Principal Balance of the Loan.

“Prohibited Person” shall have the meaning set forth in Section 4.2.9(d)(ii) hereof.

“Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clause of the Mortgage and referred to therein as the “Property”.

“Property Accounts” shall have the meaning set forth in Section 4.1.15 hereof.

“Provided Information” shall have the meaning set forth in Section 8.1 hereof.

“Rent Roll” shall mean a rent roll signed and dated by Borrower detailing the names of all Tenants of the Property (including schedules for all executed Leases for Tenants not yet in occupancy or under which the rent commencement date has not yet occurred), the unit number or portion of the Property (in terms of square footage) occupied by each Tenant, the base rent, additional rent and any other charges payable under each Lease, and the term of each Lease, including the commencement and expiration dates and any Tenant extension or renewal options, and noting whether any Tenant is in arrears or in default of its Lease obligations and any amounts owing to Borrower together with any other information reasonably requested by Lender.

“Rents” shall have the meaning set forth in the Mortgage.

“Replacement Management Agreement” shall mean, collectively, (a) a management agreement with a Replacement Manager in substantially the same form and substance as the Management Agreement and reasonably acceptable to Lender in all respects and (b) an assignment of management agreement and subordination of management fees in substantially the same form and substance as the Assignment of Management Agreement and reasonably acceptable to Lender in all respects, executed and delivered to Lender by Borrower and such Replacement Manager at Borrower’s expense.

“Replacement Manager” shall mean a replacement property manager acceptable to Lender in its sole and absolute discretion.

“Reporting Company” shall mean each of Borrower, Guarantor, and their respective Affiliates that are deemed a “Reporting Company” in accordance with the terms of the Corporate Transparency Act.

“Required Repair Account” shall have the meaning set forth in Section 6.1.1 hereof.

“Required Repair Funds” shall have the meaning set forth in Section 6.1.1 hereof.

“Required Repairs” shall have the meaning set forth in Section 6.1.1 hereof.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Funds, the Required Repair Funds, the Static Debt Service Funds, the Environmental Reserve Funds and any other escrow fund established pursuant to the Loan Documents.

“Responsible Officer” shall mean, with respect to any Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer or vice president - finance of such Person.

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved in writing by Lender.

“Restricted Party” shall mean, collectively (a) Borrower and (b) Guarantor.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, assignment, bargain, encumbrance, pledge, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntary or involuntary, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.

“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” shall mean comprehensive economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“Servicer” shall have the meaning set forth in Section 8.1 hereof.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company, as applicable, that at all times on and after the date thereof:

(a)	is and shall be organized solely for the purpose of acquiring, owning, managing and operating the Property and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(b)	shall not be engaged, in any business unrelated to the Property and has not had, does not have, and will not have any assets other than those related to the Property;

(c)	has not engaged, sought or consented to, and will not engage in, seek or consent to, any dissolution, winding up, liquidation, consolidation, merger, division, sale of all or substantially all of its assets, transfer of partnership or membership interests (if such entity is a general partner in a limited partnership or a managing member in a limited liability company) or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition;

(d)	has maintained, and shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(e)	has maintained and will maintain its accounts, books, financial statement, records, resolutions, stationery, invoices, checks and agreements separate from any other Person and has filed and will file its own tax returns, except to the extent that it has been or is required to file consolidated tax returns by law;

(f)	has not commingled, and will not commingle, its funds or assets with those of any other Person;

(g)	has held itself out, identified itself and conducted its business and will hold itself out, identify itself and conduct its business as a separate and distinct entity under its name and has not failed, and will not fail, to correct any known misunderstanding regarding the separate identity of such entity;

(h)	has paid and will pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

(i)	has not and will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) the Loan, (ii) unsecured trade and operational debt incurred in the ordinary course of business relating to the ownership and operation of the Property and the routine administration of Borrower;

(j)	has not assumed or guaranteed or become obligated for, and will not assume or guarantee or become obligated for, the debts of any other Person and has not held out and will not hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to this Agreement;

(k)	has allocated and will allocate, fairly and reasonably, any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(l)	has not pledged and will not pledge its assets for the benefit of any other Person and has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person;

(m)	has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(n)	has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(o)	does not and will not have any of its obligations guaranteed by any Affiliate, except as expressly provided by the Loan Documents; and

(p)	has complied and will comply with all of the terms and provisions contained in its organizational documents. The statement of facts contained in its organizational documents are true and correct and will remain true and correct.

“State” shall mean the State or Commonwealth in which the Property or any part thereof is located.

“State Cannabis Laws” shall mean the laws of the State relating to the cultivation, processing, dispensing, distribution, or possession of cannabis or medical marijuana applicable to Borrower or any Tenant, including all regulations, orders, and guidance promulgated thereunder by the applicable Cannabis Regulatory Authority, as the same may be amended, supplemented, or replaced from time to time.

“Static Debt Service Funds” shall have the meaning set forth in Section 6.4.1 hereof.

“Static Debt Service Reserve Account” shall have the meaning set forth in Section 6.4.1 hereof.

“Subsidiary” shall mean any corporation, partnership, limited liability company or other entity in which a Person holds an equity interest which is more than ten percent (10%) of the equity classes issued by such entity.

“Survey” shall mean the survey prepared by a surveyor licensed in the State where the Property is located and otherwise satisfactory to Lender and the company issuing the Title Insurance Policy, delivered to Lender in connection with the closing of the Loan.

“Syndication” shall have the meaning set forth in Section 8.1 hereof.

“Tax and Insurance Escrow Funds” shall have the meaning set forth in Section 6.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon.

“Temporary Certificate of Occupancy” shall have the meaning set forth in Section 4.1.1(b) hereof.

“Tenant” shall mean Current Tenant and any other Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease, license agreement, or other occupancy agreement with Borrower or any predecessor-in-interest to Borrower.

“Third Party Reports” shall have the meaning set forth in Section 10.24 hereof.

“Threshold Amount” shall mean $400,000.

“Title Insurance Policy” shall mean, an ALTA mortgagee title insurance policy with endorsements as required by Lender all in a form acceptable to Lender (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) with respect to the Property and insuring the lien of the Mortgage encumbering the Property.

“Transfer” shall have the meaning set forth in Section 4.2.9(b) hereof.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which the Property is located.

Section 1.2          Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. All uses of the words “shall not be unreasonably withheld” shall mean “shall not be unreasonably withheld, delayed or conditioned” unless the context shall indicate otherwise.

ARTICLE 2
GENERAL TERMS

Section 2.1          Loan Commitment; Disbursement to Borrower.

2.1.1          Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make, and Borrower hereby agrees to borrow, the Loan on the Closing Date.

2.1.2          Single Disbursement to Borrower. Borrower may request and receive only one disbursement hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3          The Note, Mortgage and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgage, the Assignment of Leases and the other Loan Documents.

2.1.4          Use of Proceeds.

(a)          Borrower shall use the proceeds of the Loan to (i) repay and discharge existing unsecured bonds relating to the Guarantor (by way of distribution from Borrower to Guarantor), (ii) make any required deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (iii) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (iv) fund any working capital requirements of the Property, and (v) distribute the balance, if any, to Borrower.

(b)          Borrower shall not use, and shall take reasonable steps to ensure that none of its Subsidiaries and its or their respective directors, officers, employees and agents shall use, the proceeds of the Loan (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country.

Section 2.2          Interest Rate.

2.2.1          Interest Rate. Subject to Section 2.2.3 hereof, interest on the Outstanding Principal Balance shall accrue from the Closing Date at the Interest Rate through and including the date that the Outstanding Principal Balance is paid in full.

2.2.2          Interest Calculation. Interest on the Outstanding Principal Balance shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360)-day year by (c) the Outstanding Principal Balance.

2.2.3          Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent permitted by law, all accrued and unpaid interest in respect thereof and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.4          Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3          Loan Payment.

2.3.1          Payments Before Maturity Date. (a) Borrower shall pay to Lender (i) on the Closing Date, an amount equal to interest only on the Outstanding Principal Balance from the Closing Date up to but excluding the first Payment Date following the Closing Date and (ii) on July 5, 2026 and on each Payment Date thereafter up to but excluding the Maturity Date, Borrower shall make a payment to Lender of principal and interest in an amount equal to the Monthly Debt Service Payment Amount, which payments shall be applied first to accrued and unpaid interest for the applicable Interest Period and the balance to principal.

2.3.2          Payments Generally. The first Interest Period shall commence on the Closing Date and end on and include June 4, 2026. Each Interest Period thereafter shall commence on the fifth (5th) day of each calendar month during the term of the Loan and shall end on and include the fourth (4th) day of the immediately succeeding calendar month. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately succeeding Business Day. With respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3          Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest, including all accrued interest, and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.3.4          Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents, excluding the payment of principal due on the Maturity Date, is not paid by Borrower within five (5) days of the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of (a) five percent (5%) of such unpaid sum, and (b) the maximum amount permitted by applicable law, in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.

2.3.5          Method and Place of Payment.

(a)          Except as otherwise specifically provided herein (including, without limitation, Section 4.1.15 hereof), all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 3:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America by wire transfer or automatic funds transfer, via Automated Clearing House of immediately available funds to Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b)          On the Closing Date, Borrower shall execute all forms reasonably necessary to establish automatic deduction for the Monthly Debt Service Payment Amount from one or more of Borrower’s accounts maintained with Lender.

Section 2.4          Prepayments.

2.4.1          Voluntary Prepayments. Borrower may, at its option and upon at least thirty (30) days prior written notice to Lender, which notice shall specify the date (the “Prepayment Date”), upon which the repayment is to be made, prepay the Outstanding Principal Balance of the Loan in whole or in part, provided that (i) no Event of Default exists, (ii) Borrower pays to Lender the applicable Prepayment Premium due in connection with such prepayment, (iii) Borrower pays to Lender all accrued and unpaid interest calculated at the Interest Rate on the amount of principal being prepaid through and including the Prepayment Date, (iv) Borrower pays to Lender all other sums then due under this Agreement, the Note or the other Loan Documents and (v) each prepayment shall be in increments of not less than $100,000 or if less than $100,000 remains outstanding, the Outstanding Principal Balance of the Loan. Lender shall not be obligated to accept any prepayment of the Debt unless it is accompanied by the applicable Prepayment Premium due in connection therewith. The Loan, or any portion thereof, that is prepaid cannot be re-borrowed.

2.4.2          Application of Payments. All prepayments received pursuant to Section 2.4 and Section 2.5 hereof shall be applied first, to interest on the outstanding principal balance being prepaid that accrued through and including the Prepayment Date, and second, to the payments of principal due under the Loan in the inverse order of maturity.

2.4.3          Mandatory Prepayments. On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated pursuant to this Agreement to make such Net Proceeds available to Borrower for Restoration (and otherwise, does not elect to make such Net Proceeds available to Borrower for Restoration), Borrower authorizes Lender, at Lender’s option, to apply Net Proceeds as a prepayment of, the Outstanding Principal Balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds.

Section 2.5          Release of Property. Except as set forth in Section 2.5.1, no repayment or prepayment of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage, except as otherwise expressly provided herein.

2.5.1          Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt and performance of all other Obligations of Borrower in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Mortgage and the other Loan Documents, and the recordation of any instrument evidencing such release shall be the responsibility of Borrower.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.1          Borrower Representations. Borrower represents and warrants as of the Closing Date that:

3.1.1          Organization.

(a)          Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property. The ownership interests of Borrower are as set forth on the organizational chart attached hereto as Schedule III.

(b)          Each Reporting Company is in full compliance with all of the requirements of the Corporate Transparency Act and Borrower has delivered to Lender true, correct and complete copies of all beneficial ownership statements that each Reporting Company has filed with FinCEN and all FinCEN ID Numbers issued in connection with any such filing. Borrower, on behalf of itself and each Reporting Company, hereby consents to the disclosure to Lender of any and all information (including beneficial ownership statements) relating to each Reporting Company that Lender is authorized to receive in accordance with the terms of the Corporate Transparency Act. Upon Lender’s request, Borrower shall execute any and all consents, authorizations and other items that Lender may reasonably request in order to permit Lender to access such information and statements.

3.1.2          Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.1.3          No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and/or Guarantor, as applicable, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by Borrower and/or Guarantor, as applicable, of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

3.1.4          Litigation. There are no actions, suits, audits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened against or affecting Borrower, Guarantor or the Property, which actions, suits or proceedings, if determined against Borrower, Guarantor or the Property, may cause a Material Adverse Effect.

3.1.5          Agreements. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property are bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than the obligations under the Loan Documents.

3.1.6          Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances and such other Liens as are expressly permitted pursuant to the Loan Documents. The Permitted Encumbrances individually and in the aggregate do not materially and adversely affect the value, operation or use of the Property (as currently used) or Borrower’s ability to repay the Loan. The Mortgage and the Assignment of Leases, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances, and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. To Borrower’s knowledge, there are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

3.1.7          Solvency. Borrower has (a) not entered into the transaction contemplated by this Agreement or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. No petition in bankruptcy has been filed against Borrower or any of its constituent Persons, and neither Borrower nor any of its constituent Persons has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any petition against it or any of its constituent Persons.

3.1.8          Reserved.

3.1.9          Reserved.

3.1.10       Anti-Corruption Laws and Sanctions. Borrower represents and warrants that Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers and employees and their agents that are Controlled by Borrower or its Subsidiaries with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Borrower, any Subsidiary or to the knowledge of Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) any agent of Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No use of Loan proceeds or other transactions contemplated hereunder will violate Anti-Corruption Laws or applicable Sanctions.

3.1.11       Compliance. Borrower and the Property (including the use thereof) shall comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Property as an industrial cannabis growing facility and other appurtenant and related uses (collectively, the “Licenses”), have been obtained and are in full force and effect in all material respects. To Borrower’s knowledge, the use being made of the Property is in conformity with the Licenses in all material respects. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower, or any other Person in occupancy of or involved with the operation or use of the Property, any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. To Borrower’s knowledge, all Cannabis Licenses required for the lawful operation of the Property (or any portion thereof) as an industrial cannabis cultivation facility under applicable State Cannabis Laws have been duly obtained by Borrower and/or the applicable Tenant, are in full force and effect, and are not subject to any threatened or pending termination, suspension or revocation.

3.1.12          Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense and rent rolls, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, and (ii) accurately represent, in all material respects, the financial condition of Borrower, Guarantor or the Property, as applicable, as of the date of such reports. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and which are reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of Borrower or Guarantor from that set forth in said financial statements.

3.1.13          Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of any roadway providing access to the Property.

3.1.14          Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by any Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.15          Utilities and Public Access. Except as shown on the Survey, the Property has adequate rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. To Borrower’s knowledge, except as shown on the Survey, all public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

3.1.16          Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

3.1.17          Separate Lots. The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

3.1.18          Assessments. Borrower has not received notice, and has no knowledge, of any pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

3.1.19          Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and Borrower and Guarantor have not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.20          Insurance. Borrower has obtained and has delivered to Lender certified copies of all Policies, with all premiums paid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No pending claims have been made under any such Policies with respect to the Property, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such Policies.

3.1.21          Use of Property. The Property is used exclusively as an industrial cannabis growing facility and other appurtenant and related uses.

3.1.22          Flood Zone. None of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Section 5.1(a)(ii) hereof is in full force and effect with respect to the Property.

3.1.23          Physical Condition. Except as expressly set forth in the certain property condition report delivered to Lender in connection with the closing of the Loan, to Borrower’s knowledge, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components are in good condition, order and repair in all material respects. To Borrower’s knowledge, except as expressly set forth in the property condition reports delivered to Lender, there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.1.24          Boundaries. Except as shown on the Survey, to Borrower’s knowledge, all of the Improvements lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property except those which are insured against by the Title Insurance Policy.

3.1.25          Leases. The Property is not subject to any Leases other than the Leases described in the Rent Roll attached as Schedule I hereto and made a part hereof. Borrower is the sole owner of landlord’s interest in the Leases and any applicable Permitted Encumbrances. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect and, to Borrower’s knowledge, there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. The copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto. No Rent (including security deposits) has been paid more than one (1) month in advance of its due date. All work to be performed by Borrower under each Lease has been performed as required in such Lease and has been accepted by the applicable Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect. No Tenant under any Lease has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant occupy such leased premises. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the Property of which the leased premises are a part. No Tenant under any Lease has any right or option for additional space in the Property.

3.1.26          Principal Place of Business; State of Organization. Borrower’s principal place of business as of the Closing Date is the address set forth in the introductory paragraph of this Agreement. Borrower is organized under the laws of the State of Delaware. Borrower is not the product of, the subject of, or otherwise involved in, in each case, any limited liability company division (whether pursuant to a plan of division or otherwise).

3.1.27          Filing and Recording Taxes. To Borrower’s knowledge, (i) all transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid, and (ii) all mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or are being paid simultaneously herewith.

3.1.28          Special Purpose Entity/Separateness. Borrower hereby represents and warrants that Borrower is and shall continue to be a Special Purpose Entity.

3.1.29          Management Agreement. Borrower represents that there is no third-party manager for the Property nor has Borrower entered into any management agreement with a third party with respect to the management or leasing of the Property.

3.1.30          Illegal Activity. No portion of the Property has been or will be purchased improved, equipped or fixtured with proceeds of any illegal activity and no part of the proceeds of the Loan will be used in connection with illegal activity, excluding and excepting any Federal Cannabis Law.

3.1.31          No Change in Facts or Circumstances; Disclosure. All information submitted by Borrower or its agents to Lender including, but not limited to, all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by or on behalf of Borrower in this Agreement or in any other Loan Document, are true, accurate, complete and correct in all material respects and do not omit any fact necessary to make the statements contained herein and therein not misleading in any material respect. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise may cause a Material Adverse Effect. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause a Material Adverse Effect, or any financial and other information provided with respect to the Property, Borrower, Guarantor and/or Manager, or any representation or warranty made herein, to be materially misleading.

3.1.32          Cannabis Licenses and Compliance. Neither Borrower nor, to Borrower’s knowledge, any Tenant, is in material violation of any State Cannabis Laws, no Cannabis Regulatory Authority has issued any notice of material violation, order to show cause, or other adverse regulatory action against Borrower or, to Borrower’s knowledge, any Tenant with respect to the Property, and the execution, delivery and performance of the Loan Documents and the granting of the Liens and security interests pursuant thereto do not violate any applicable State Cannabis Laws.

3.1.33          Embargoed Person; Patriot Act.

(a)          On the Closing Date and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (i) none of the funds or other assets of Borrower, Borrower’s general partner, manager or managing member, as applicable, or Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated under any such United States laws (each, an “Embargoed Person”), with the result that the Loan made by Lender is or would be in violation of law, (ii) no Embargoed Person shall have any interest of any nature whatsoever in Borrower, Borrower’s general partner, manager or managing member, as applicable, or Guarantor, as applicable, (whether directly or indirectly) with the result that the Loan is or would be in violation of law, and (iii) none of the funds of Borrower, Borrower’s general partner, manager or managing member, as applicable, or Guarantor, as applicable, shall be derived from any unlawful activity including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower, Borrower’s general partner, manager or managing member, as applicable, or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause the Property to be subject to forfeiture or seizure.

(b)          All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including Executive Order 13224 effective September 24, 2001 (collectively referred to in this Section only as the “Patriot Act”) are incorporated into this Section. Borrower hereby represents and warrants that Borrower and Guarantor are, and to Borrower’s knowledge, without any duty to investigate, Borrower’s equity owners are, (i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (the “Annex”); (ii) in full compliance with the requirements of the Patriot Act and all other requirements contained in the rules and regulations of the OFAC; (iii) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Act and available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iv) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency, or office of the United States claiming a violation or possible violation of the Patriot Act; (v) not listed as a Specially Designated Terrorist or as a “blocked” person on any lists maintained by the OFAC pursuant to the Patriot Act or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; (vi) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (vii) not owned or controlled by or now acting and or will in the future act for or on behalf of any person named in the Annex or any other list promulgated under the Patriot Act or any other person who has been determined to be subject to the prohibitions contained in the Patriot Act. Borrower covenants and agrees that in the event Borrower or Guarantor receives any notice that Borrower (or any of Borrower’s beneficial owners), Guarantor or any other Person related to or affiliated with Borrower, Guarantor or the Property become listed on the Annex or any other list promulgated under the Patriot Act or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender. It shall be an Event of Default hereunder if Borrower or any other party to any Loan Document becomes listed on any list promulgated under the Patriot Act or is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

Section 3.2          Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and out-of-pocket expenses of any kind (including Lender’s reasonable attorneys’ fees and out-of-pocket expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein.

Section 3.3          Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 3.1 and 3.2 hereof and elsewhere in this Agreement and in the other Loan Documents made as of the Closing Date shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE 4
BORROWER COVENANTS

Section 4.1          Affirmative Covenants. From the Closing Date and until payment and performance in full of all Obligations, or the earlier release of the Lien of the Mortgage (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

4.1.1          Existence; Compliance with Legal Requirements.

(a)          Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to Borrower and the Property, including without limitation, building and zoning ordinances and codes. Borrower shall not commit, permit or suffer to exist any act or omission affording any Governmental Authority the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower shall at all times maintain, preserve and protect all franchises and trade names, preserve all the remainder of its property used or useful in the conduct of its business and the operation of the Property. Borrower shall keep or cause the Property to be maintained in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgage, including, without limitation, all applicable State Cannabis Laws and any requirements of any Cannabis Regulatory Authority applicable to the Property or the operation of any cannabis business thereon. Borrower shall exercise commercially reasonable efforts, subject to the terms of the Lease, to cause the Tenant to operate the Property in accordance with the terms and provisions of the O&M Agreement in all material respects. Notwithstanding the foregoing, commencing on the Maintenance Trigger Date, Borrower shall immediately implement and comply with the O&M Agreement in all respects and shall thereafter continuously maintain the Property in accordance therewith until such time as the Debt has been paid in full.

(b)          Borrower shall at all times (i) maintain, or cause to be maintained, either a valid permanent certificate of occupancy for the Property (the “Permanent Certificate of Occupancy”), or a valid temporary certificate of occupancy (a “Temporary Certificate of Occupancy”) until the Permanent Certificate of Occupancy can be obtained, (ii) renew, or cause to be renewed, any current Temporary Certificate of Occupancy prior to its expiration, until a Permanent Certificate of Occupancy is obtained (iii) use commercially reasonable and diligent efforts to obtain a Permanent Certificate of Occupancy for the Property and (iv) deliver each renewal Temporary Certificate of Occupancy and Permanent Certificate of Occupancy to Lender promptly upon Borrower’s receipt of same.

(c)          Each Reporting Company shall at all times comply with the requirements of the Corporate Transparency Act (including timely filing any and all required beneficial ownership statements and amendments thereto) and Borrower shall deliver to Lender, concurrent with delivery to FinCEN (and at any time upon Lender’s request) any and all ownership statements and amendments thereto filed with FinCEN with respect to a Reporting Company.

4.1.2          Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property, or any part thereof, as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 6.2 hereof. Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been paid prior to the date the same shall become delinquent; provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 6.2 hereof. Borrower shall not suffer and shall promptly cause to be paid and discharged or bonded over and removed of record within thirty (30) days of the filing thereof any Lien or charge whatsoever which may be or become a Lien or charge against the Property and shall promptly pay (or cause to be paid) for all utility services provided to the Property in Borrower’s name or that could become a Lien on the Property if not paid. After prior notice to Lender (unless filed prior to the date hereof), Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Event of Default has occurred and is continuing; (b) such proceeding shall be permitted under, and be conducted in accordance with, the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (c) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (f) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.

4.1.3          Litigation and Other Matters. Borrower shall, within five (5) Business Days of obtaining knowledge of such information, deliver notice to Lender of (i) any litigation, audit or governmental proceedings pending or threatened against Borrower, Borrower’s general partner, manager or managing member, as applicable and/or Guarantor which could reasonably be expected to result in a Material Adverse Effect and/or (ii) any lapse or other termination of any license, certificate, permit, or other authorization issued to Borrower or necessary for the use or operation of the Property by any Governmental Authority which could reasonably be expected to result in a Material Adverse Effect.

4.1.4          Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice (which may be given verbally), subject to the rights of Tenants under the Leases in effect.

4.1.5          Notice of Default. Borrower shall advise Lender in writing, within five (5) Business Days of Borrower becoming aware of the occurrence of any (i) Material Adverse Effect and/or (ii) Default or Event of Default.

4.1.6          Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

4.1.7          Performance Under Loan Documents. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior consent of Lender.

4.1.8          Award and Insurance Benefits. Subject to the terms of this Agreement, Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Insurance Proceeds.

4.1.9          Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a)          (i) furnish to Lender all documents, certificate, reports, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith, and (ii) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations under the Loan Documents or to carry out the intent and purpose of this Agreement or the other Loan Documents, as Lender may reasonably require from time to time; and

(b)          Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or a replacement of such other Loan Document, Borrower will issue, in lieu thereof, a replacement Note or other Loan Document, dated as of the date of such lost, stolen, destroyed or mutilated Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

4.1.10          Financial Reporting. Borrower will keep and maintain or will cause to be kept and maintained proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property, in accordance with an accounting method reasonably acceptable to Lender, consistently applied and shall furnish or cause to be furnished to Lender:

(a)          within ninety (90) days following the end of each calendar year, a complete copy of Borrower’s annual financial statements covering the Property for such calendar year, containing statements of profit and loss for Borrower and the Property, a balance sheet for Borrower, statements of cash flows and a certified Rent Roll, together with a completed compliance certificate executed by Borrower in the form of Exhibit A attached hereto. For so long as an Event of Default exists, Lender may require that the annual financial statements required to be delivered pursuant to this Section 4.1.10, to be, at Borrower’s sole cost and expense, audited financial statements prepared by an independent public accounting firm acceptable to Lender. Such statements of Borrower shall be satisfactory to Lender and shall set forth the financial condition and the results of operations for the Property for such calendar year, and shall detail such items including, but not limited to, revenues received, expenses incurred and the net operating income before and after payment of debt service (principal and interest) and major capital improvements for the period of calculation and containing appropriate year-to-date information. Borrower’s annual financial statements shall be accompanied by a breakdown showing the year in which each Lease then in effect expires and the percentage of total floor area of the Improvements and the percentage of base rent with respect to which Leases shall expire in each such year, each such percentage to be expressed on both a per year and cumulative basis;

(b)          within thirty (30) days of Lender’s request (no more than quarterly unless a Default or Event of Default exists), financial statements setting forth Guarantor’s assets and liabilities (including, without limitation, all contingent liabilities), bank and brokerage statements demonstrating Guarantor’s liquid assets and other financial information reasonably requested by Lender, together with a completed compliance certificate executed by Guarantor in the form of Exhibit A attached hereto. Guarantor’s annual financial statements shall be accompanied by a certificate of Guarantor certifying that each annual financial statement presents fairly the financial condition of Guarantor being reported upon and that such financial statements are true, accurate and complete, and fairly present the financial condition of Guarantor as of the date thereof and whether there exists an event or circumstance which constitutes an Event of Default under the Loan Documents executed and delivered by, or applicable to, Guarantor, and if such an Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same;

(c)          within thirty (30) days after Lender’s request (no more than quarterly unless a Default or Event of Default exists), an annual balance sheet for Borrower and statements of cash flows;

(d)          within thirty (30) days after Lender’s request (no more than quarterly unless a Default or Event of Default exists), a Rent Roll;

(e)          a copy of the federal tax return filed by Borrower, including any properly filed extensions, within forty-five (45) days after the date when due;

(f)          within thirty (30) days after Lender’s request, a copy of the last due tax return of Guarantor, including any properly filed extensions; and

(g)          within ten (10) Business Days after Lender’s request, such other additional financial information as may be reasonably requested by Lender.

All documents and other information submitted by Borrower and/or Guarantor pursuant to this Agreement including, without limitation, this Section 4.1.10, shall be deemed to be certified by Borrower and/or Guarantor as being true, correct and complete in all material respects by virtue of the submission thereof.

If a Data Delivery Failure occurs, Borrower shall pay to Lender the applicable Data Delivery Failure Fee on the fifth (5th) Business Day following Lender’s demand therefor or be subject to the rate increase, as applicable. The collection of the Data Delivery Failure Fee or rate increase shall be in addition to Lender’s other rights and remedies under the Loan Documents and, until paid, shall be deemed added to the Debt and shall bear interest at the Default Rate.

Lender shall have the right, from time to time at all times during normal business hours upon reasonable notice (which may be verbal), but not more often than quarterly unless a Default or Event of Default exists, to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default (whether or not Lender accepts a cure of such Event of Default), Borrower shall pay any reasonable, out-of-pocket costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to Borrower and/or the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

4.1.11          Business and Operations. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same is required for the ownership, maintenance, management and operation of the Property.

4.1.12          Title to the Property. Borrower will warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Mortgage and the Assignment of Leases, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

4.1.13          Estoppel Statement. After request by Lender, Borrower shall (a) within ten (10) Business Days of such request, furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the Outstanding Principal Balance, (iii) the Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the performance of the Obligations, if any, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations of Borrower and have not been modified or if modified, giving particulars of such modification and (b) use commercially reasonable efforts to deliver to Lender duly executed estoppel certificates in form and substance acceptable to Lender from any commercial tenant leasing space at the Property.

4.1.14          Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.

4.1.15          Bank Accounts.

(a)          On the Closing Date, Borrower shall establish and maintain the following accounts with Lender (collectively, the “Property Accounts”): (i) an operating account for the Property (into which all rent shall be deposited) and (ii) such other deposit accounts as may be required by Lender (whether currently existing or established after the Closing Date).

(b)          Simultaneously with the closing of the Loan, Borrower shall also establish and thereafter maintain one or more accounts with Lender with a balance of not less than $8,000,000, which shall be inclusive of any amounts on deposit in the Property Accounts (the “Minimum Deposit Covenant”). Until the Debt is repaid in full, (x) Borrower shall not maintain any accounts with respect to the Property with any financial institution other than Lender and (y) Borrower shall satisfy the Minimum Deposit Covenant.

(c)          Lender shall confirm the Minimum Deposit Covenant on a semi-annual basis as of June 30th and December 31st. If Borrower fails to satisfy the Minimum Deposit Covenant or to maintain any account required pursuant to this Section 4.1.15, Lender may, in its sole and absolute discretion, increase the Interest Rate by twenty-five basis points (0.25%) for the remaining term of the Loan until such time as Borrower is in compliance with the Minimum Deposit Covenant and is maintaining the accounts required hereunder.

4.1.16          Leasing Matters.

(a)          All Leases and renewals, extensions, amendments, modifications, terminations or surrenders of Leases affecting all or any portion of the Property executed or entered into after the Closing Date shall be subject to the prior written approval of Lender, which approval may be granted, conditioned or withheld in Lender’s sole and absolute discretion. Without limiting the foregoing, Borrower shall not, without the prior written consent of Lender, which approval may be granted, conditioned or withheld in Lender’s sole but reasonable discretion, (i) enter into any new Lease, (ii) renew, extend, amend, modify or supplement any Lease, (iii) terminate, accept the surrender of, or cancel any Lease or any of the terms, covenants or conditions thereof (unless by reason of a Tenant default which remains uncured after the giving of any required notice and the expiration of any applicable cure period under such Tenant’s Lease and then only in a commercially reasonable manner to preserve and protect the Property), (iv) consent to any assignment or subletting under any Lease, (v) accept any prepayment of Rent more than one (1) month in advance of its due date (other than security deposits), or (vi) waive, excuse, condone or in any manner release or discharge any Tenant of or from the obligations and agreements by such Tenant to be performed under its Lease. Borrower shall promptly deliver to Lender copies of all Leases and any amendments, modifications, renewals, extensions or other agreements relating thereto.

(b)          Borrower (i) shall observe and perform the obligations imposed upon the landlord under the Leases; (ii) shall, within five (5) Business Day of receipt and/or delivery thereof, send copies to Lender of all notices of default which Borrower shall send or receive under any Lease; (iii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the Tenant thereunder to be observed or performed and in a manner not to impair the value of the Property; (iv) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (v) shall not execute any other assignment of landlord’s interest in the Leases or the Rents; (vi) shall not terminate or accept the surrender by a Tenant of any Lease without the prior written consent of Lender unless by reason of a Tenant default and then only in a commercially reasonable manner to preserve and protect the Property; and (vii) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require.

(c)          Borrower shall not, without the prior written consent of Lender (which consent may be granted, conditioned or withheld in Lender’s sole and absolute discretion), amend, modify, supplement, waive or otherwise change any of the terms, covenants or conditions of any Lease. Borrower shall promptly deliver to Lender copies of any and all amendments, modifications and supplements to any Lease.

(d)          For all matters in this Section 4.1.16 which require Lender’s consent, Borrower shall (in accordance with the notice provisions set forth in Section 10.6 hereof) furnish Lender with a true, complete and correct fully executed term sheet, letter of intent or deal memorandum or a copy of the proposed lease or amendment for any such Lease (each, a “Lease Proposal”) that contains all of the material terms of the proposed transaction, including, without limitation, rent (base and additional), lease term, renewal and extension options, expansion rights, rights of first refusal or first offer, termination rights, tenant improvement allowances, free rent periods, permitted use, and any other material economic or non-economic terms. Borrower shall also include a written notice to Lender that shall state in bold, capital letters:

FIRST NOTICE: IF LENDER DOES NOT RESPOND TO THIS REQUEST FOR APPROVAL WITHIN FIVE (5) BUSINESS DAYS, BORROWER MAY DELIVER A SECOND NOTICE AND LENDER SHALL HAVE AN ADDITIONAL FIVE (5) BUSINESS DAYS FOLLOWING RECEIPT OF SUCH SECOND NOTICE TO RESPOND BEFORE LENDER’S APPROVAL SHALL BE DEEMED GRANTED.

If Lender has not responded to Borrower within such initial five (5) Business Day period, Borrower may deliver a second written notice to Lender (in accordance with the notice provisions set forth in Section 10.6 hereof), which second notice shall state in bold, capital letters:

SECOND AND FINAL NOTICE: IF LENDER DOES NOT RESPOND TO THIS REQUEST FOR APPROVAL WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS SECOND NOTICE, LENDER’S APPROVAL SHALL BE DEEMED GRANTED.

Provided and on condition that (i) the foregoing language has been included in each respective notice, (ii) Borrower has delivered the first notice and the second notice in accordance with Section 10.6 hereof, and (iii) Lender has not responded to Borrower within such five (5) Business Day period after receipt of the second notice, Lender shall be deemed to have approved such Lease Proposal.

4.1.17          Alterations. Lender’s prior written approval shall be required in connection with any Alterations to any Improvements, exclusive of Alterations to tenant spaces required under any Lease or permitted to be undertaken by Tenant under the Lease without Borrower’s consent, (a) that may have a Material Adverse Effect, (b) that are structural in nature or (c) that, together with any other alterations undertaken at the same time (including any related alterations, improvements or replacements), are reasonably anticipated to have a cost in excess of the Threshold Amount, except as permitted to be undertaken by Tenant under the Lease without Borrower’s consent.

4.1.18          Operation of Property.

(a)          In the event Borrower engages a Manager to operate the Property, Borrower shall, prior to such engagement, enter into a Management Agreement in form and substance reasonably acceptable to Lender and deliver to Lender an executed Assignment of Management Agreement. Borrower shall cause the Property to be operated, in all material respects, in accordance with the Management Agreement or Replacement Management Agreement, as applicable. In the event that a Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall either enter into a Replacement Management Agreement with a Replacement Manager or self-manage the Property in accordance with the standards of a prudent and experienced owner of properties comparable to the Property. Each Management Agreement shall provide, by its terms, that it is cancelable by Lender upon thirty (30) days’ prior notice following an Event of Default.

(b)         At any time a Management Agreement is in effect, Borrower shall (i) promptly perform and/or observe in all material respects all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement; and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.

4.1.19          Financial Covenants.

(a)          Borrower shall at all times maintain a minimum Debt Service Coverage Ratio of not less than 1.30:1.00 (the “DSCR Threshold”) as determined by Lender. Lender shall have the right to test the Debt Service Coverage Ratio at its option from time to time.

(b)         If the Debt Service Coverage Ratio is below the DSCR Threshold (such date, a “DSCR Default Date”) on any date tested by Lender, then Borrower shall, within ten (10) days of written demand deposit cash into a reserve account held by Lender (the “DSCR Reserve Account”) in an amount equal to six (6) months of Debt Service payments, as determined by Lender in Lender’s sole and absolute discretion; provided, however, that any funds then on deposit in the Static Reserve Account held by Lender shall be credited toward satisfaction of Borrower’s deposit obligation under this Section 4.1.19(b).

(c)         Following a DSCR Default Date, the Debt Service Coverage Ratio shall again be tested on the date which is six (6) months after the applicable DSCR Default Date (such date, the “DSCR Default Re-Test Date”).

(i)          In the event that Borrower fails to achieve the DSCR Threshold on the DSCR Default Re-Test Date, then Borrower shall, within twenty (20) days’ notice from Lender, either: (A) pay down the Loan in the amount necessary for Borrower to achieve the DSCR Threshold (together with all other sums due and owing under the Note and the other Loan Documents in connection with such prepayment, but expressly excluding any Prepayment Premium) (collectively, the “Compliance Amount”), or (B) deposit with Lender the Compliance Amount, which funds shall be pledged to Lender as additional collateral security for the Loan (the “Cash Collateral Cure”). In the event Borrower shall provide a Cash Collateral Cure upon failing to meet the DSCR Threshold on the DSCR Default Re-Test Date, Lender shall test the DSCR on a quarterly basis until such time that Borrower meets the DSCR Threshold for two (2) consecutive quarters, as determined by Lender. Any Cash Collateral Cure shall be returned to Borrower upon the earlier of (x) the indefeasible repayment in full of the Debt or (y) provided no Default or Event of Default shall have occurred and be continuing, such time as the Borrower meets the DSCR Threshold for two (2) consecutive quarters without taking into account such Cash Collateral Cure.

(ii)         In the event that Borrower achieves the DSCR Threshold on the DSCR Default Re-Test Date, then provided no Default or Event of Default shall have occurred and be continuing, Lender shall promptly disburse to Borrower the funds remaining in the DSCR Reserve Account, if any.

(d)         The DSCR Reserve Account and the Cash Collateral Cure, as applicable, shall serve as additional collateral for the Loan. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, in Lender’s sole and absolute discretion and without notice to or from Borrower, to apply any cash in the DSCR Reserve Account or the Cash Collateral Cure in reduction of the Debt, in such order and priority as Lender may elect, in Lender’s sole and absolute discretion.

4.1.20          Special Purpose Entity/Separateness. Until the Debt has been paid in full, Borrower is and shall continue to be a Special Purpose Entity.

4.1.21          Leasing of the Property. Borrower shall continuously and actively lease all leasable space in the Property.

4.1.22          Cannabis Licenses. Borrower shall (i) promptly notify Lender (in any event within five (5) Business Days) of Borrower’s receipt of any written notice from any Cannabis Regulatory Authority of any threatened or actual suspension, revocation, material modification, or adverse proceeding with respect to any Cannabis License, and (ii) not permit or suffer any Tenant to use or operate the Property or any portion thereof in violation of any applicable Legal Requirements, including, without limitation, any applicable State Cannabis Laws.

Section 4.2          Negative Covenants. From the Closing Date until payment and performance in full of the Obligations or the earlier release of the Lien of the Mortgage in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

4.2.1          Property Management. At any time a Management Agreement is in effect, Borrower shall not, without Lender’s prior consent: (i) subject to Section 8.2 hereof, surrender, terminate or cancel the Management Agreement; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges or fees payable under the Management Agreement or agree to pay a management fee in excess of three percent (3%) of Gross Income from Operations; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies or any other material term under, the Management Agreement in any material respect.

4.2.2          Liens. Borrower shall not create, incur, or assume any Lien on any portion of the Property, except for (i) Permitted Encumbrances, (ii) Liens created by or permitted pursuant to the Loan Documents and (iii) Liens for Taxes or Other Charges not yet due. Furthermore, if any Tenant causes a Lien to be filed on any portion of the Property, Borrower shall remove or bond over or cause the applicable Tenant to remove or bond over said Lien within thirty (30) days of the filing thereof.

4.2.3          Reserved.

4.2.4          Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

4.2.5          Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance, or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, in each case, without the prior consent of Lender.

4.2.6          No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of all or any portion of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

4.2.7          Principal Place of Business and Organization. Borrower shall not change or permit to be changed Borrower’s name, identity (including trade name or names), its principal place of business set forth in the introductory paragraph of this Agreement, its corporate, partnership or other organizational structure or organizational identification number without, in each case, first giving Lender at least thirty (30) days prior notice of such change, and, in the case of a change in Borrower’s structure, without first obtaining the written consent of Lender. Borrower shall not change the place of its organization as set forth in Section 3.1.26 hereof without the consent of Lender, which consent shall not be unreasonably withheld. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments required by Lender to establish or maintain the validity, perfection and priority of the security interests granted herein and in the other Loan Documents.

4.2.8          Indebtedness. Borrower has not and will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) the Loan and (ii) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, (4) due not more than sixty (60) days past the date incurred and paid on or prior to such date, and (5) does not exceed Threshold Amount in the aggregate.

4.2.9          Transfers.

(a)          Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its general partners, managers, members, principals and (if Borrower is a trust) beneficial owners, as applicable, in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations contained in the Loan Documents, Lender can recover the Debt by a sale of the Property.

(b)          Without the prior consent of Lender and except for Permitted Transfers and Leases entered into in accordance with Section 4.1.16 hereof, Borrower shall not cause or permit a Sale or Pledge of the Property or any part thereof or any legal or beneficial interest therein, nor permit a Sale or Pledge of any direct equity interest in any Restricted Party (any of the foregoing actions, a “Transfer”).

(c)          A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property, or any part thereof, for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents;  (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member), the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests or the division of any assets and liabilities of such entity amongst one or more new or existing entities (whether pursuant to Section 18-217 of the Delaware Limited Liability Company Act or otherwise); or (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests, in each case under clauses (i) – (vi), only to the extent involving direct equity interests in Borrower (and not interests at or above the level of Guarantor).

(d)          At all times during the term of the Loan, Guarantor (or a replacement guarantor approved by Lender in its sole and absolute discretion) shall Control Borrower. Any Transfer that would result in a Change of Control of Borrower shall require Lender’s prior written consent, which may be granted or withheld in Lender’s sole and absolute discretion.

4.2.10          Distributions and Payments. Borrower covenants and agrees that it shall not be permitted to distribute to its partners and/or members, as applicable, any distributions and dividends, including capital dividends, stock or liquidating dividends, distributions of property, redemptions or other distributions made by Borrower on or in respect of any interests in Borrower, (collectively, the “Distributions”) for so long as any Event of Default exists. Borrower shall not pay, or permit the payment of, development fees, management fees, brokerage or leasing fees or commissions or any other compensation of any form whatsoever (collectively, the “Affiliate Fees”) to any Guarantor or any direct or indirect partner, member, shareholder or Affiliate of Borrower, while an Event of Default exists.

ARTICLE 5
INSURANCE; CASUALTY; CONDEMNATION

Section 5.1          Insurance.

(a)          Unless otherwise agreed to by Lender in its sole discretion, Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i)          All Risk Property. Insurance against loss or damage to the Improvements or Personal Property by the risks covered by insurance of the type now known as “all risk” or “special form coverage”, including windstorm (including named storms), in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall be subject to the approval of Lender in its sole and absolute discretion. The policies of insurance carried in accordance with this subsection (a)(i) shall be written on a replacement cost basis and shall (A) contain an agreed amount endorsement waiving all co-insurance provisions, (B) carry a deductible approved by Lender, from the loss payable for any casualty and (C) contain “Ordinance or Law Coverage” in amounts as required by Lender, if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, providing coverage for the loss to undamaged portion of the Property, demolition and debris removal, and increased costs of construction in amounts acceptable to Lender;

(ii)          Flood Insurance. If any portion of the Property is currently, or at any time in the future, located in a federally designated “special flood hazard area” or other area with a high degree of flood risk, flood hazard insurance will be required in an amount equal to the maximum amount of such insurance available through the National Flood Insurance Program plus such greater amount as Lender may require, in its sole and absolute discretion. The deductible for flood coverage shall be approved by Lender;

(iii)          Earthquake Insurance. If the Property is located in an area identified by any governmental, engineering or any hazard underwriting agencies as being subject to the peril of earthquake or located in an area with a high degree of seismic activity, earthquake insurance will be required in an amount equal to 1x the probable maximum loss based on the Full Replacement Cost of the Property including contents, plus business income from the Property with a waiver of depreciation. The deductible for earthquake coverage shall be approved by Lender;

(iv)          Commercial General Liability and Excess/Umbrella Liability. Commercial general liability insurance, including coverage for elevators and escalators, if any, on the Property, and covering at least the following hazards: (1) premises and operations, (2) completed operations coverage on an “if any” basis, and, if any construction of new improvements occurs on the Property after the execution of this Agreement, continuing for the full statute of repose after construction of the Improvements has been completed, (3) contractual liability for all insured contracts and (4) contractual liability covering the indemnities contained in this Agreement and the Mortgage to the extent the same is available. All such coverage contained in this subsection (a)(iv) shall be written on an “occurrence basis” against claims for “personal injury” including, without limitation, bodily injury, death or property damage occurring on, in or about the Property and adjoining streets, sidewalks and passageways, such insurance to afford immediate minimum protection with an occurrence limit of not less than $1,000,000 and an aggregate limit of not less than $2,000,000 applying per location if the policy covers other properties. Excess/Umbrella liability insurance in addition to the primary coverage stated herein shall be obtained in an amount of not less than $10,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required in this subsection and, if required by Lender, subsections (a)(v), (a)(x) and (a)(xi) below;

(v)          Worker’s Compensation and Employers Liability. Worker’s compensation insurance including employer’s liability insurance for all employees of Borrower, if any, engaged on or with respect to the Property in such amount as is reasonably satisfactory to Lender, or, if such limits are established by law, in such amounts as required by law;

(vi)          Construction/Builder’s Risk. During the course of any demolition, construction, renovation or repair of Improvements on the Property, and, only to the extent that the property and liability coverage forms do not otherwise apply, including, but not limited to, the following coverages all in form and substance acceptable to Lender (A) owner’s contingent or protective liability insurance (or its equivalent) covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy plus excess/umbrella liability in amounts as required by Lender; and (B) the property coverages required in this Section 5.1, written on a builder’s risk completed value form, including coverage for one hundred percent (100%) of the total insurable costs of construction, including hard and soft costs and delayed completion in amounts as required by Lender (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (a)(i), (ii), (iii), (vii), (viii) and (ix) as well as coverage for collapse and property in transit and stored off site, (3) including permission to occupy the Property, (4) with an agreed amount endorsement waiving co-insurance provisions, and (5) with deductibles reasonably satisfactory to Lender. Any and all contractors, subcontractors and design professionals shall maintain coverage with terms and conditions and with limits acceptable to Lender and shall name Lender as required;

(vii)         Boiler and Machinery. Boiler and machinery insurance, including business income/loss of rents, covering pressure vessels, air tanks, boilers, machinery, pressure piping, heating, air conditioning and elevator equipment and escalator equipment, to the extent that the Improvements contain equipment of such nature, and insurance against loss of occupancy or use arising from any breakdown of such equipment, in such amounts as are satisfactory to Lender and on terms consistent with the commercial property insurance policy required under subsection (a)(i) above;

(viii)         Rental Loss and Business Interruption. Rental loss and business interruption coverage (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in this Section 5.1 for a period commencing at the time of loss and continuing until the Restoration of the Property is completed, but in no event less than twelve (12) months; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected gross income from the Property for all periods set forth in the immediately preceding clauses (B) and (C) of this Section 5.1(a)(viii). The amount of such business income insurance shall be determined prior to the Closing Date and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding twelve (12) month period. Notwithstanding anything to the contrary herein, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(ix)         Terrorism. The insurance required under this Section 5.1(a) shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under this Section 5.1(a) at all times during the term of the Loan;

(x)          Liquor Liability. If alcoholic beverages are sold or distributed at the Property, liquor liability insurance in amounts as required by Lender;

(xi)         Auto Liability. If applicable, auto liability coverage for all hired, owned and non-owned vehicles, including rented and leased vehicles in amounts as required by Lender; and

(xii)        Additional Insurance. Such other insurance, and in such amounts, as may from time to time be reasonably required by Lender against other hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b)          All insurance provided for in Section 5.1(a) hereof shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “A” or better by Standard and Poor’s or the equivalent rating by one of the other rating agencies or a financial strength or claims paying ability rating of “A X” or better by AM Best Company and be otherwise acceptable to Lender. All insurance coverages shall contain deductibles acceptable to Lender (but in no event greater than 5% of the total insurable value for wind and earthquake). The Policies described in Section 5.1(a) hereof (other than those strictly limited to liability protection) shall designate Lender as mortgagee and loss payee. Not less than ten (10) Business Days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance in form and substance acceptable to Lender evidencing the Policies required herein accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c)          Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder or shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 5.1(a) hereof. Lender’s approval of any blanket insurance Policy remains subject to a review of the schedule of locations and values under the Policy.

(d)          All Policies provided for or contemplated by Section 5.1(a) hereof shall (i) be primary and non-contributory (ii) shall name Borrower as the named insured and, except for the Policy referenced in Section 5.1(a)(v) hereof, shall name the Lender, and its successors and/or assigns, as its interests may appear, as the additional insured, and in the case of property coverages including, but not limited to, boiler and machinery, builder’s risk, flood, earthquake and terrorism insurance, shall contain a standard non-contributory mortgagee and/or lender’s loss payable endorsement providing an agreement by the insurer that any loss shall be payable in accordance with the terms of such policy notwithstanding any act or negligence of Borrower which might otherwise result in forfeiture of such insurance and the further agreement of the insurer waiving all rights of set off, counterclaim or deductions against Borrower and (iii) shall contain a waiver of subrogation against Lender to the extent commercially available.

(e)          All Policies provided for in Section 5.1(a) hereof shall contain clauses or endorsements to the effect that:

(i)          the Policies shall not be canceled without at least thirty (30) days’ notice to Lender and any other party named therein as an additional insured and shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice;

(ii)         the issuers thereof shall give notice to Lender if the Policies have not been renewed ten (10) days prior to its expiration; and

(iii)         Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)          If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect and Borrower fails to provide such evidence within two (2) Business Days following Lender’s request, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole and absolute discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.

(g)          In the event of foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

Section 5.2          Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall (a) give prompt notice of such damage to Lender upon Borrower becoming aware of such Casualty, and (b) promptly commence and diligently prosecute the completion of Restoration or cause Current Tenant to complete such Restoration pursuant to the Current Lease so that the Property resembles, as nearly as possible, the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 5.4 hereof. Borrower shall pay, or cause the Tenant to pay pursuant to its Lease, all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower. Borrower shall adjust all claims for Insurance Proceeds in consultation with, and approval of, Lender; provided, however, if a Default or Event of Default has occurred and is continuing, Lender shall have the exclusive right to participate in the adjustment of all claims for Insurance Proceeds and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

Section 5.3          Condemnation. Borrower shall promptly give Lender notice in the event Borrower becomes aware of the actual or threatened (in writing) commencement of any proceeding in respect of Condemnation and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by Lender to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to perform the Obligations at the time and in the manner provided in this Agreement and the other Loan Documents and, subject to the provisions of the immediately succeeding sentence, the Outstanding Principal Balance shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Obligations. Notwithstanding the foregoing, provided that the Condemnation does not constitute a total taking of the Property, Borrower shall be entitled to apply the Award (or the Condemnation Proceeds derived therefrom) toward Restoration of the Property in accordance with, and subject to the terms and conditions of, Section 5.4 hereof. Lender shall not be limited to the interest paid on the Award by the applicable Governmental Authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a Governmental Authority, Borrower shall promptly commence and diligently prosecute Restoration or cause Current Tenant to commence and prosecute such Restoration per the requirements of the Current Lease and otherwise comply with the provisions of Section 5.4 hereof. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 5.4          Restoration. The following provisions shall apply in connection with Restoration:

(a)          If the Net Proceeds shall be less than the Threshold Amount and the costs of completing Restoration shall be less than the Threshold Amount, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that (i) all of the conditions set forth in Section 5.4(b)(i) hereof are met, and (ii) Borrower delivers to Lender a written undertaking, in form and substance reasonably satisfactory to Lender, pursuant to which Borrower undertakes (A) to promptly make such Net Proceeds available to Current Tenant for Restoration in accordance with the terms of the Current Lease and this Agreement, and (B) to diligently enforce Current Tenant’s restoration obligations under the Current Lease, and which certifies that Current Tenant has commenced, or is obligated under the Current Lease to promptly commence, Restoration.

(b)          If the Net Proceeds are equal to or greater than the Threshold Amount, or the costs of completing Restoration is equal to or greater than the Threshold Amount, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for Restoration subject to the conditions of and in accordance with the provisions of this Section 5.4. The term “Net Proceeds” for purposes of this Section 5.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 5.1(a)(i), (a)(vi), (a)(vii) and (a)(ix) as a result of a Casualty, after deduction of Lender’s reasonable out of pocket costs and expenses (including, but not limited to, reasonable counsel costs and fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of Lender’s reasonable out-of-pocket costs and expenses (including, but not limited to, reasonable counsel costs and fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)	The Net Proceeds shall be made available to Borrower (for re-disbursement by Borrower to Current Tenant in accordance with Section 21.4.2 of the Current Lease) for Restoration provided that each of the following conditions are met:

(1)	no Event of Default shall have occurred and be continuing;

(2)	(A) in the event the Net Proceeds are Insurance Proceeds, (x) the Property remains suitable for the continued use and occupancy of Current Tenant’s business substantially in the same manner as conducted prior to such Casualty, and (y) no Termination Condition (as defined in Section 21.2.1.1 of the Current Lease) has occurred, or if such a Termination Condition has occurred, neither Borrower nor Current Tenant has exercised or has the right to exercise a termination right under Section 21.2 of the Current Lease, or (B) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken and no portion of the Improvements is located on such land;

(3)	The Current Lease shall remain in full force and effect and shall not have been terminated pursuant to Section 21.2 of the Current Lease or otherwise, and Current Tenant shall not have delivered, and shall not be entitled to deliver, a Termination Notice (as defined in Section 21.2.3 of the Current Lease). Borrower shall deliver to Lender a written certification, dated no earlier than five (5) Business Days prior to the requested disbursement, certifying that, to Borrower’s knowledge, no Termination Condition has occurred or is pending, that Current Tenant has not delivered a Termination Notice, and that Current Tenant is not entitled to deliver a Termination Notice;

(4)	Borrower (or Current Tenant pursuant to the Current Lease) shall commence Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion in accordance with the Current Lease;

(5)	Lender shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (A) the insurance proceeds described in Section 5.1(a)(viii) hereof, (B) other funds of Borrower, or (C) Current Tenant’s obligations under the Current Lease (as evidenced by written confirmation reasonably satisfactory to Lender that Current Tenant is obligated to fund such operating deficits and has the financial capacity to do so);

(6)	Lender shall be reasonably satisfied that Restoration will be completed on or before the earliest to occur of (A) six (6) months prior to the Maturity Date, (B) the earliest date required for such completion under the terms of any Leases (taking into account any extensions of time available to Current Tenant thereunder), (C) such time as may be required under applicable Legal Requirements, or (D) the expiration of the insurance coverage referred to in Section 5.1(a)(viii) hereof;

(7)	the Property and the use thereof after Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(8)	Restoration shall be done and completed by Borrower or Current Tenant in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(9)	such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the related Improvements;

(10)	the Debt Service Coverage Ratio, calculated taking into account all rental loss insurance proceeds payable to Borrower, after giving effect to Restoration, shall be equal to or greater than 1.30 to 1.00;

(11)	the Loan to Value Ratio after giving effect to Restoration, shall be equal to or less than fifty percent (50%);

(12)	Borrower shall deliver, or cause Current Tenant to deliver, to Lender a signed detailed budget reasonably approved in writing by Borrower’s or Current Tenant’s architect or engineer stating the entire cost of completing Restoration, which budget shall be acceptable to Lender; and

(13)	the Net Proceeds together with (A) any funds that Current Tenant is obligated to contribute pursuant to Section 21.4.4 of the Current Lease (as evidenced by written confirmation satisfactory to Lender that such excess funds are available and committed for Restoration), and (B) any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of Restoration.

(ii)	The Net Proceeds shall be paid directly to Lender for deposit in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 5.4(b), shall constitute additional security for the Debt and the Other Obligations. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the Title Insurance Policy.

(iii)	All plans and specifications required in connection with Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with Restoration. The identity of the contractors, subcontractors and materialmen engaged in Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Casualty Consultant; provided, further, that if Current Tenant has the right under the Current Lease to engage such contractors, subcontractors and materialmen, Lender’s acceptance shall not be unreasonably withheld, conditioned or delayed. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv)	In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of Restoration, as certified by the Casualty Consultant, until Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.4(b), be less than the amount actually held back by Borrower or Current Tenant from contractors, subcontractors and materialmen engaged in Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that Restoration has been completed in accordance with the provisions of this Section 5.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the related Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)	Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)	If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made; provided, however, that Borrower may satisfy this requirement, in whole or in part, by delivering to Lender evidence reasonably satisfactory to Lender that Current Tenant is obligated under the Current Lease to fund such Net Proceeds Deficiency and that Current Tenant has the financial capacity to satisfy such obligation. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.4(b) shall constitute additional security for the Debt and the Other Obligations.

(vii)	The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that Restoration has been completed in accordance with the provisions of this Section 5.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing.

(c)          All Net Proceeds not required (i) to be made available for Restoration, or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.4(b)(vii) hereof, may be retained and applied by Lender in accordance with Section 2.4.2 hereof toward reduction of the Outstanding Principal Balance whether or not then due and payable in such order, priority and proportions as Lender in its sole and absolute discretion shall deem proper, or, in the sole and absolute discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its sole and absolute discretion.

ARTICLE 6
RESERVE FUNDS

Section 6.1          Required Repair Funds.

6.1.1          Deposits. Borrower shall perform the repairs at the Property as more particularly set forth on Schedule II annexed hereto and made a part hereof (such repairs hereinafter collectively referred to as “Required Repairs”); provided, however, that for so long as the applicable Tenant is responsible for building maintenance at the Property pursuant to the terms of its Lease, Borrower’s obligation to complete or cause the completion of the Required Repairs in accordance with this Section 6.1 shall be suspended. Upon the occurrence of a Maintenance Trigger Date, Borrower shall complete or cause the completion of all Required Repairs prior to the earlier of (i) the date on which a replacement tenant takes occupancy of the Property or any portion thereof, and (ii) one hundred eighty (180) days following the Maintenance Trigger Date; provided, however, that if Borrower is diligently and in good faith pursuing the completion of the Required Repairs and such Required Repairs cannot reasonably be completed within such one hundred eighty (180)-day period, such period shall be extended for an additional one hundred eighty (180) days. It shall be, at Lender’s option, an Event of Default under this Agreement if (a) Borrower does not complete or cause the completion of the Required Repairs by the applicable deadline set forth herein, or (b) Borrower does not satisfy each condition contained in Section 6.1.2 hereof. Upon the occurrence of such an Event of Default, Lender, at its option, may withdraw all Required Repair Funds from the Required Repair Account and Lender may apply such funds either to completion of the Required Repairs or toward reduction of the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion. Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. On the Closing Date, Borrower shall deposit with Lender the amount of $10,625 for payment of the cost of the Required Repairs. Amounts so deposited with Lender shall be held by Lender in accordance with Section 6.5 hereof. Amounts so deposited shall hereinafter be referred to as Borrower’s “Required Repair Funds” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Required Repair Account”.

6.1.2          Release of Required Repair Funds.

(a)          Subject to Section 6.1.1 hereof, Lender shall disburse to Borrower the Required Repair Funds from the Required Repair Account from time to time, but not more frequently than once in any thirty (30) day period, upon satisfaction by Borrower of each of the following conditions with respect to each disbursement: (A) Borrower shall submit a written request for payment to Lender at least thirty (30) days prior to the date on which Borrower requests such payment be made, which request specifies the Required Repairs to be paid, (B) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured, (C) Lender shall have received an Officer’s Certificate (i) stating that all Required Repairs to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such Officer’s Certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs, (ii) identifying each Person that supplied materials or labor in connection with the Required Repairs to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement, for work completed and/or materials furnished to date, such Officer’s Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (D) if required by Lender, Lender shall have received a title search indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender and (E) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to make disbursements from the Required Repair Account unless such requested disbursement is in an amount greater than $5,000 (or a lesser amount if the total amount in the Required Repair Account is less than $5,000, in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 6.1.2.

(b)         Nothing in this Section 6.1.2 shall (i) make Lender responsible for performing or completing any Required Repairs; (ii) require Lender to expend funds in addition to the Required Repairs Funds to complete any Required Repairs; (iii) obligate Lender to proceed with any Required Repairs; or (iv) obligate Lender to demand from Borrower additional sums to complete any Required Repairs.

(c)         Borrower shall permit Lender and Lender’s agents and representatives (including Lender’s engineer, architect or inspector) or third parties to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Required Repairs and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Required Repairs. Borrower shall use commercially reasonable efforts to cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 6.1.2(c).

(d)         If a disbursement will exceed $25,000, Lender may require an inspection of the Property at Borrower’s expense prior to making a disbursement of Required Repairs Funds in order to verify completion of the Required Repairs for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and may require a certificate of completion by an independent qualified professional architect acceptable to Lender prior to the disbursement of Required Repairs Funds. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional architect.

(e)         In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided worker’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with the Required Repairs. All such policies shall be in form and amount reasonably satisfactory to Lender.

6.1.3         Balance in Required Repair Account. The insufficiency of any balance in the Required Repair Account shall not relieve Borrower from its obligation to perform the Required Repairs (if required pursuant to Section 6.1.1 hereof) in a good and workmanlike manner and in accordance with all Legal Requirements.

Section 6.2          Tax and Insurance Escrow Funds. Subject to the penultimate sentence of this Section 6.2, Borrower shall pay to Lender on each Payment Date (a) one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, and (b) one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (the foregoing amounts deposited with Lender on the Closing Date are hereinafter called the “Tax and Insurance Escrow Funds”). The Tax and Insurance Escrow Funds and the Monthly Debt Service Payment Amount shall be added together and shall be paid as an aggregate sum by Borrower to Lender. Lender will apply the Tax and Insurance Escrow Funds to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Sections 4.1.2 and 5.1 hereof and under the Mortgage. In making any payment relating to the Tax and Insurance Escrow Funds, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Funds shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Sections 4.1.2 and 5.1 hereof, Lender shall, in its sole and absolute discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Funds. Any amount remaining in the Tax and Insurance Escrow Funds after the Debt has been paid in full shall be returned to Borrower. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Property. If at any time Lender reasonably determines that the Tax and Insurance Escrow Funds are not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be. Notwithstanding the foregoing provisions of this Section 6.2 to the contrary, Borrower’s obligation to deposit in the Tax and Insurance Escrow Funds the sums required to pay Taxes and Insurance Premiums is suspended to the extent and for so long as all of the following conditions are satisfied: (i) no Default or Event of Default shall have occurred or exist under this Agreement or any other Loan Document; (ii) Borrower shall have paid all Taxes in advance of their respective due dates and shall have delivered to Lender written evidence satisfactory to Lender of such payment in full; (iii) Lender shall have received evidence satisfactory to Lender that Borrower has paid, in advance, all Insurance Premiums as and when required by the Loan Documents; (iv) Borrower shall have delivered to Lender copies of all statements of Insurance Premiums promptly after receipt of the same by Borrower; (v) the Policies to be maintained by Borrower pursuant to this Agreement are maintained as blanket policies providing coverage for the Property and certain other real property owned by Affiliates of Borrower and/or Guarantor, and not separate policies; (vi) Borrower shall have delivered to Lender written evidence satisfactory to Lender that the premium for each such blanket Policy covering the Property has been paid in full prior to the applicable Policy’s expiration date; and (vii) the Policies at all times comply with the applicable requirements of this Agreement. If at any time any of the above conditions shall be unfulfilled, then, within ten (10) days of notice from Lender, Borrower shall thereafter comply with all of the provisions of this Agreement (including, without limitation, Borrower’s obligation to make the specified deposits into the Tax and Insurance Escrow Funds for both Taxes and Insurance Premiums).

Section 6.3          Environmental Reserve.

6.3.1          Environmental Reserve Funds. On the Closing Date, Borrower shall deposit with Lender the amount of $127,500 for payment of the costs associated with the environmental conditions described herein. Such amounts deposited with Lender shall be referred to herein as the “Environmental Reserve Funds” and shall be held in an account referred to herein as the “Environmental Reserve Account”, in each case in accordance with Section 6.5 hereof. The Environmental Reserve Funds are required as a result of: (i) a recognized environmental condition identified in the Phase I ESA relating to the absence of closure and removal documentation for two (2) historical underground storage tanks at the Property and a pending records request to PADEP in connection therewith; and (ii) four (4) active Resource Conservation and Recovery Act Small Quantity Generator (SQG) violations against the current Tenant at the Property. The Environmental Reserve Funds shall not be disbursed to Borrower except in accordance with the terms and conditions of this Section 6.3.

6.3.2          Release of Environmental Reserve Funds. Lender shall release the Environmental Reserve Funds to Borrower upon the earliest to occur of the following conditions, in each case at Borrower’s sole cost and expense and subject to Lender’s sole and absolute satisfaction:

(a)         Borrower shall have delivered to Lender documentation from PADEP or another applicable Governmental Authority confirming that no further investigation or remediation is required at the Property with respect to the conditions identified in Section 6.3.1, together with evidence, in each case in form and substance satisfactory to Lender, that all active violations identified therein have been resolved and closed;

(b)          Borrower shall have delivered to Lender a Phase II Environmental Site Assessment of the Property, prepared by a licensed environmental professional acceptable to Lender (“Phase II ESA”), concluding that no conditions requiring further remediation exist at the Property, in form and substance satisfactory to Lender; or

(c)          Borrower shall have satisfactorily completed all remediation work at the Property determined to be necessary as a result of a Phase II ESA, including receipt of any required no-further-action or closure letter from PADEP or any other applicable Governmental Authority.

6.3.3          Remediation Obligations. In the event that a Phase II ESA is conducted pursuant to Section 6.3.2 and remediation is determined to be necessary, Borrower shall complete, or cause to be completed, all required remediation work within sixty (60) days following Borrower’s receipt of such Phase II ESA report (the “Initial Remediation Period”), which period shall be extended by Lender for one (1) additional period of sixty (60) days (the “Extended Remediation Period”) if Borrower is diligently and in good faith pursuing the completion of such remediation work, provided that Borrower shall have delivered to Lender, prior to the expiration of the Initial Remediation Period, written notice of such extension together with a remediation plan and schedule acceptable to Lender. Failure by Borrower to complete all required remediation work within the Initial Remediation Period (as extended by the Extended Remediation Period, if applicable) shall constitute an Event of Default hereunder.

Section 6.4          Static Debt Service Reserve.

6.4.1          Deposits. On the Closing Date, Borrower shall deposit with Lender the amount of $514,000 using proceeds of the Loan. Amounts so deposited with Lender shall be held by Lender in accordance with Section 6.5 hereof. Amounts so deposited shall hereinafter be referred to as the “Static Debt Service Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Static Debt Service Reserve Account”.

6.4.2          Release of Static Debt Service Funds. The Static Debt Service Funds shall only be released to Borrower with Lender’s prior written consent, which consent may be withheld by Lender in Lender’s sole and absolute discretion.

Section 6.5          Reserve Funds, Generally.

(a)          Borrower grants to Lender a first-priority perfected security interest in all of the Reserve Funds and any and all monies now or hereafter deposited in each Property Account as additional security for payment and performance of the Obligations. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Obligations. Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the reduction of the Debt in any order in its sole and absolute discretion. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. The Reserve Funds shall be held by Lender in a non-interest-bearing account.

(b)          Borrower shall not, without obtaining the prior consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(c)          Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

ARTICLE 7
DEFAULTS

Section 7.1          Event of Default.

(a)          Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)          if any portion of the Debt is not paid within five (5) days after the date due;

(ii)         if any of the Taxes become delinquent or any Other Charges are not paid within five (5) days of when the same are due and payable;

(iii)        if the Policies are not kept in full force and effect, insurance certificates and Policies are not delivered to Lender all in accordance with Section 5.1 hereof;

(iv)         if the Property becomes subject to any mechanics’, materialman’s or other Lien other than a Lien for local real estate taxes and assessments not then due and payable and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days following the date Borrower receives notice of such Lien;

(v)          if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi)         if Borrower, Borrower’s general partner, manager or managing member, as applicable, or Guarantor shall make an assignment for the benefit of creditors;

(vii)        if a receiver, liquidator or trustee shall be appointed for Borrower, Borrower’s general partner, manager or managing member, as applicable, or Guarantor, or if Borrower, Borrower’s general partner, manager or managing member, as applicable, or Guarantor shall be adjudicated bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Borrower’s general partner, manager or managing member, as applicable, or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, Borrower’s general partner, manager or managing member, as applicable, or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to or acquiesced in by Borrower, Borrower’s general partner, manager or managing member, as applicable, or Guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii)        if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix)          if Borrower breaches any of its negative covenants contained in Section 4.2 hereof or any covenants contained in Sections 4.1.3, 4.1.5, 4.1.15, 4.1.16, 4.1.19 or 4.1.20 hereof;

(x)           with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xi)          if a final, non-appealable, monetary judgment in excess of $25,000 (including court costs, interest and other recoverable sums) is entered against Borrower and/or Guarantor and the same is not satisfied within twenty (20) days of entry of such judgment;

(xii)         if Borrower shall fail to comply with any covenant contained in Section 4.1.10 hereof and such failure is not cured within thirty (30) days after notice from Lender;

(xiii)        reserved;

(xiv)        if Guarantor shall breach any of the covenants or any other term or provision set forth in the Guaranty or any other Loan Document to which Guarantor is a party;

(xv)         if Guarantor shall be dissolved, liquidated or wound up, or shall commence or have commenced against it any proceeding under any applicable bankruptcy, insolvency, reorganization or similar law, or if Guarantor shall otherwise cease to exist as a going concern; provided, however, that the foregoing shall not result in an Event of Default if, within sixty (60) days after such event, a replacement guarantor acceptable to Lender in its sole and absolute discretion shall execute and deliver to Lender such documents and agreements as may be required by Lender to assume all of such Guarantor’s obligations and liabilities under the Loan Documents;

(xvi)        if any federal tax Lien or state or local income tax Lien is filed against Borrower, Borrower’s general partner, manager or managing member, as applicable, Guarantor or the Property and same is not discharged of record within thirty (30) days after same is filed;

(xvii)       if there shall be default under any of the other Loan Documents beyond any applicable notice or cure periods contained in such documents, whether as to Borrower, Guarantor or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xviii)       if any material Cannabis License held by Borrower or any Tenant is revoked, suspended, surrendered, or otherwise ceases to be in full force and effect, and such loss, suspension, or cessation could reasonably be expected to result in a Material Adverse Effect;

(xix)        if Borrower or any Tenant shall be found to be in material non-compliance with any applicable State Cannabis Laws by any Cannabis Regulatory Authority, and such non-compliance is not cured or remediated within the period prescribed by such Cannabis Regulatory Authority; or

(xx)         if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xix) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30)-day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30)-day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30)-day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days.

(b)          Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (a)(vi) or (a)(vii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Obligations to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (a)(vi) or (a)(vii) above, the Debt and all Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.2          Remedies.

(a)          Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole and absolute discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Obligations have been paid in full.

(b)          Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole and absolute discretion, including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose the Mortgage to recover so much of the Debt as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.

(c)          Any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole and absolute discretion shall determine.

(d)          The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole and absolute discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE 8
SPECIAL PROVISIONS

Section 8.1          Transfer of Notes and Participations.

(a)          Transfer of Loan. Lender may, at any time, sell, transfer or assign the Loan Documents to one or more Persons (each, an “Assignee”), or grant participations therein (“Participations”) to one or more Persons (each, a “Participant”) or syndicate the Loan (“Syndication”).

(b)          Delegation of Servicing. At the option of Lender and at Lender’s sole cost and expense, the Loan may be serviced by a servicer/trustee selected by Lender (“Servicer”) and Lender may delegate all or any portion of Lender’s responsibilities under this Agreement and the other Loan Documents to such servicer/trustee pursuant to a servicing agreement between Lender and such servicer/trustee.

(c)          Dissemination of Information. Lender may forward to each potential purchaser, transferee, assignee, or servicer of, and each potential participant or investor in, the Loan, or any of their respective successors (collectively, the “Investor”), and any organization maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower, Guarantor and the Property, including financial statements, whether furnished by Borrower or otherwise, as Lender determines necessary or desirable, provided that any such Investor given access to such information shall be required to keep such information confidential except as required by law. Borrower and Guarantor irrevocably waive any and all rights Borrower and Guarantor may have under applicable Legal Requirements to prohibit such disclosure, including, but not limited to, any right of privacy.

(d)          Cooperation.

(i)          Borrower and Guarantor agree to reasonably cooperate with Lender in connection with any sale or transfer of the Loan, Syndication or any Participation created pursuant to this Section 8.1. At the request of the holder of the Note and, to the extent not already required to be provided by Borrower or Guarantor under this Agreement or any of the other Loan Documents, Borrower and Guarantor shall take such reasonable actions for the benefit of, and use reasonable efforts to provide information not in the possession of, the holder of the Note in order to satisfy the market standards (which may include such holder’s delivery of information with respect to Borrower, Guarantor and the Property to any Investor or prospective Investor) to which the holder of the Note customarily adheres or which may be reasonably required in the marketplace in connection with such sales or transfers including, without limitation, to:

(1)          provide, at no cost to Borrower, updated financial, budget and other information with respect to the Property, Borrower and Guarantor and modifications and/or updates to the appraisals, market studies environmental reviews and reports (Phase I reports and, if appropriate, Phase II reports) of the Property obtained in connection with the making of the Loan (all of the foregoing being referred to as the “Provided Information”), together, if customary, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys acceptable to Lender;

(2)          reserved;

(3)          permit site inspections, appraisals of the Property, as may be reasonably requested by the holder of the Note or as may be necessary in connection with the Participations or Syndications, subject to the rights of Tenants under the Leases;

(4)          make the representations and warranties with respect to Borrower, Guarantor, the Property and the Loan Documents as such Persons have made in the Loan Documents;

(5)          execute such amendments to the Loan Documents as may be requested by the holder of the Note, including, without limitation, bifurcation of the Loan into two or more components and/or separate notes and/or creating a senior/subordinate note structure; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would increase or decrease the Borrower’s obligations or rights under the Loan Documents, other than to a de minimis extent; and

(6)          have reasonably appropriate personnel participate in a bank meeting and/or presentation for the Investors.

(ii)          At the option of Lender, the Loan may be serviced by a Servicer and Lender may delegate all or any portion of Lender’s responsibilities under this Agreement and the other Loan Documents to such servicer/trustee pursuant to a servicing agreement between Lender and such servicer/trustee. Lender shall provide Borrower with notice of same. At no time shall there be more than one Servicer.

(iii)          Each party shall bear its own third-party costs and expenses incurred in connection with requests and requirements made under this Section 8.1.

Section 8.2          Matters Concerning Manager. If, at any time following the engagement of a Manager, (i) a material Event of Default exists, (ii) Manager shall become bankrupt, insolvent, or a debtor in an insolvency proceeding, (iii) a material default occurs under the Management Agreement beyond any applicable grace and cure periods, or (iv) Manager has engaged in any fraud, willful misconduct, misappropriation of funds or is grossly negligent with regard to the Property, Borrower shall, at the request of Lender, terminate the existing Management Agreement and replace the existing Manager with a Replacement Manager and enter into a Replacement Management Agreement in accordance with the terms and conditions of this Agreement.

Section 8.3          Illegality. If Lender shall notify Borrower that the introduction of, or any change in, or in the interpretation of, any law or regulation after the Closing Date makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for Lender to perform Lender’s obligations hereunder, then Borrower shall prepay in full the entire unpaid Debt within one hundred twenty (120) days after notice from Lender.

Section 8.4          Increased Costs.

(a)          If, after the date of this Agreement, any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law), and which change is applicable generally to other financial institutions (each, a “Change in Law”), shall (i) change the basis of taxation of payments to Lender of the Outstanding Principal Balance or interest due and owing under this Agreement or any fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of Lender, including income or franchise taxes), (ii) subject Lender to any tax of any kind whatsoever with respect to this Agreement or the Loan, or (iii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by Lender or shall impose on Lender any other condition affecting this Agreement, and the result of any of the foregoing shall or would be to increase the cost to Lender of making or maintaining the Loan or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or otherwise), Lender may, at any time, notify Borrower of the additional amount required to compensate Lender for such increased cost or reduced amount and Borrower shall pay to Lender such additional amount or amounts as shall compensate Lender for such additional costs incurred or reduction suffered.

(b)          If Lender determines that any Change in Law affecting Lender or any lending office of Lender or Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such capital or on the capital of Lender’s holding company, if any, as a consequence of Lender’s participation in the Loan to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c)          A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d)          Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9)-month period referred to above shall be extended to include the period of retroactive effect thereof).

ARTICLE 9
RESERVED

ARTICLE 10
MISCELLANEOUS

Section 10.1          Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2          Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender and shall be final and conclusive.

Section 10.3          Governing Law.

(a)          THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT ENTERED INTO PURSUANT TO THE LAWS OF THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS), PROVIDED HOWEVER, THAT WITH RESPECT TO THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED BY THIS AGREEMENT, THE MORTGAGE AND THE OTHER LOAN DOCUMENTS, AND THE DETERMINATION OF DEFICIENCY JUDGMENTS, THE LAWS OF THE STATE WHERE THE PROPERTY IS LOCATED SHALL APPLY.

(b)         WITH RESPECT TO ANY CLAIM OR ACTION ARISING HEREUNDER OR UNDER THIS AGREEMENT, THE NOTE, OR THE OTHER LOAN DOCUMENTS, BORROWER (A) IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK, NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, AND (B) IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING ON VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS BROUGHT IN ANY SUCH COURT, IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS WILL BE DEEMED TO PRECLUDE LENDER FROM BRINGING AN ACTION OR PROCEEDING WITH RESPECT HERETO IN ANY OTHER JURISDICTION.

Section 10.4          Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5          Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6          Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:	Amalgamated Bank
275 Seventh Avenue
New York, New York 10001
Attention: Jacob Nimmer

with a copy to:	Amalgamated Bank
275 Seventh Avenue
New York, New York 10001
Attention: General Counsel

with a copy to:	Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Plaza
New York, New York 10112-0015
Attention: Scott L. Stern, Esq.

If to Borrower:	IIP-PA 6 LLC
c/o Innovative Industrial Properties
11440 West Bernardo Court, Suite 100
San Diego, California 92127
Attention: David Smith

With a copy to:	Innovative Industrial Properties
11440 West Bernardo Court, Suite 100
San Diego, California 92127
Attention: Kelly Spicher, Esq.

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day. Any failure to deliver a notice by reason of a change of address not given in accordance with this Section 10.6, or any refusal to accept a notice, shall be deemed to have been given when delivery was attempted. Any notice required or permitted to be given by any party hereunder or under any other Loan Document may be given by its respective counsel.

Section 10.7          Trial by Jury; Accelerated Adjudication Actions.

(a)          BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

(b)          In an action commenced in the Commercial Division, New York State Supreme Court, the parties hereby agree, subject to the requirements for a case to be heard in the Commercial Division, to apply, at Lender’s election, the Court’s accelerated adjudication procedures set forth in Rule 9 of the Rules of Practice for the Commercial Division, in connection with any dispute, claim or controversy arising out of or relating to this Agreement or any other Loan Document, or the breach, termination, enforcement or validity hereof or thereof.

Section 10.8         Headings. The Article and/or Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9         Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10       Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Debt. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11       Waiver of Notice. Borrower hereby expressly waives, and shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.

Section 10.12        Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13          Expenses; Indemnity.

(a)          Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of notice from Lender for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i)  Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (ii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (iv) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (v) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vi) enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; (vii) enforcing any Obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings and (viii) an updated appraisal of the Property acceptable to Lender in all respects, provided that Borrower shall not be required to pay for any such updated appraisal more than one (1) time during the term of the Loan unless such updated appraisal is requested by Lender while an Event of Default is continuing; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise solely by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.

(b)         Borrower shall indemnify, defend and hold harmless Lender from and against all Losses, that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any amendment to, or restructuring of, the Debt, the Other Obligations, the Note, this Agreement, the Mortgage, or any other Loan Documents; (ii) any and all lawful action that may be taken by Lender in connection with the enforcement of the provisions of the Mortgage, this Agreement, the Note or any of the other Loan Documents; (iii) any accident, injury to, or death of persons, or loss of or damage to property, occurring in, on or about the Property, or any part thereof, or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or rights of way; (iv) any use, non-use or condition in, on or about the Property, or any part thereof, or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (v) any failure on the part of Borrower to perform or be in compliance with any of the terms of the Mortgage, the Note, this Agreement or any of the other Loan Documents; (vi) performance of any labor or services or the furnishing of any materials or other property in respect of the Property, or any part thereof; (vii) any failure of the Property to be in compliance with any Legal Requirements; (viii) the enforcement by any Indemnified Party of the provisions of this Section 10.13; (ix) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (x) the payment of any commission, charge or brokerage fee to anyone claiming through Borrower which may be payable in connection with the funding of the Loan; (xi) any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents; and (xii) any Reporting Company’s actual or alleged non-compliance with the Corporate Transparency Act (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

(c)          Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon, incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of the Mortgage, the Note or any of the other Loan Documents, but excluding any income, franchise or other similar taxes.

(d)          Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender as a financial advisor, broker, underwriter, placement agent, agent or finder in connection with the transactions contemplated by this Agreement.

(e)          The obligations and liabilities of Borrower under this Section 10.13 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, delivery of a deed in lieu of foreclosure of the Mortgage, any exercise of rights or remedies pursuant to this Agreement or the other Loan Documents, any amendment to this Agreement or the other Loan Documents or any act or omission that might otherwise be construed as a release or discharge of Borrower from the Obligations or any portion thereof.

(f)          Without limiting the generality of the foregoing, Indemnified Liabilities shall include any Losses arising from or relating to (i) any actual or alleged violation of any State Cannabis Laws or Federal Cannabis Laws by Borrower, any Tenant, or any other Person operating at the Property; (ii) any regulatory enforcement action by any Cannabis Regulatory Authority or other Governmental Authority with respect to the Property or any cannabis activity conducted thereon; and (iii) any federal asset forfeiture proceeding or civil enforcement action arising from the operation of a cannabis facility at the Property.

Section 10.14          Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15          Offsets, Counterclaims and Defenses. Any assignee or transferee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16          No Joint Venture or Partnership; No Third-Party Beneficiaries.

(a)           Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)          This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower, and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the Obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole and absolute discretion, Lender deems it advisable or desirable to do so.

Section 10.17          Publicity. All news releases, publicity or advertising by Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, or any of their Affiliates shall be subject to the prior written approval of Lender. Lender shall be permitted to make any news releases, publicity or advertising by Lender or its Affiliates through any media intended to reach the general public which refers to the Loan, the Property, Borrower, Guarantor and their respective Affiliates without the approval of Borrower, Guarantor or any such Persons. Borrower also agrees that Lender may share any information pertaining to the Loan with its and any other Affiliates of the foregoing, in connection with the sale or transfer of the Loan or any participations and/or securities created.

Section 10.18          Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of the Mortgage, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.19          Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20          Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21          Entire Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.22          Limitation of Liability. Neither Lender nor any Affiliate, officer, director, employee, attorney, or agent of Lender, shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by any Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or Lender. Borrower hereby waives, releases and agrees not to sue Lender or any of Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated hereby, except to the extent the same is caused by the gross negligence or willful misconduct of Lender.

Section 10.23          Duplicate Originals; Counterparts. This Agreement and each of the other Loan Documents may be executed in any number of duplicate originals, and each duplicate original shall be deemed to be an original. This Agreement and each of the other Loan Documents (and each duplicate original) also may be executed in any number of counterparts, each of which shall be deemed an original and all of which together constitute a fully executed agreement even though all signatures do not appear on the same document. Facsimile or PDF signatures on this Agreement and each of the other Loan Documents shall for all purposes hereof be deemed to be original signatures of the parties hereto or thereto, as the case may be, and each party may rely upon such facsimile or email counterpart of this Agreement and/or each of the other Loan Documents signed by each other party with the same effect as if such party had received an original counterpart signed by such other party.

Section 10.24          Third Party Reports. If Borrower requests that Lender deliver to it the appraisal of the Property dated April 1, 2026 prepared by CBRE Inc., the Phase I Environmental Report of the Property dated March 23, 2026 prepared by Nova Group, GBC (the “Phase I ESA”) and/or the Property Condition Report for the Property dated March 27, 2026 prepared by C3S Core Consulting, Inc., obtained by the Lender in connection with the making of the Loan (collectively, the “Third Party Reports”), Borrower, on its own behalf and on behalf of its successors, assigns, legal representatives, heirs, executors and administrators, hereby releases, relinquishes, discharges and waives any and all claims, demands, actions, causes of actions, suits, debts, costs, dues, sums of money, accounts, covenants, contracts, controversies, agreements, promises, trespasses, damages, judgments, executions, expenses and liabilities whatsoever, known or unknown, at law or in equity, irrespective of whether such arise out of contract, tort, violation of laws or regulations or otherwise, which Borrower (and its successors, assigns, legal representatives, heirs, executors or administrators) ever had, now has or hereafter can, may or shall have against Lender or its officers, directors, employees, representatives, agents, trustees, shareholders, partners, members, contractors, advisors, attorneys, subsidiaries, affiliates, predecessors, successors or assigns by reason of any matter, cause or thing whatsoever from the beginning of the world to arising out of, relating to, or in connection with, the Loan, the transactions contemplated by the Loan Documents and the Third Party Reports, including any unauthorized use of the Third Party Reports, in each case, whether known or unknown as of the Closing Date.

Section 10.25          Notice Pursuant to N.Y. Banking Law Section 129-a. In the event Lender permits Borrower to establish an alternative payment schedule due to financial hardship or other circumstances during the life of the Loan, accepting such alternative payment schedule may have a negative impact on Borrower’s credit score or rating.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

IIP-PA 6 LLC,
a Delaware limited liability company

By:	IIP Operating Partnership, LP, a Delaware limited partnership, its sole member

	By:	Innovative Industrial Properties, Inc.,
a Maryland corporation,
its general partner

		By:	/s/ David Smith
			Name:	David Smith
			Title:	CFO

(Signature Page to Loan Agreement)

LENDER:

AMALGAMATED BANK,
a bank organized under the laws of the State of New York

By:	/s/ Mitchell Gorelick
Name: Mitchell Gorelick
Title: Senior Vice President

(Signature Page to Loan Agreement)

Exhibit A

OFFICER’S CERTIFICATE

Re:	$12,400,000 Loan by Amalgamated Bank (the “Bank”), pursuant to the Loan Agreement dated as of May 18, 2026 (the “Agreement”), by and between the Bank and IIP-PA 6 LLC, a Delaware limited liability company (the “Borrower”).

Borrower hereby certifies to the Bank as follows (unless otherwise defined herein, capitalized terms shall have the respective meanings assigned such terms in the Agreement):

1.	Borrower is in compliance with all of the financial covenants set forth in the Agreement.

2.	That on the date hereof:

(a)	Borrower is in compliance with all of the terms, covenants and conditions of the Loan Documents;

(b)	No Default or Event of Default has occurred and is continuing;

(c)	The representations and warranties contained in the Loan Documents are true and correct with the same effect as though such representations and warranties had been made as of today, except to the extent the same relate solely to an earlier date; and

(d)	With respect to all financial statements and other documents delivered by or on behalf of Borrower or Guarantor contemporaneously herewith, such statements are true, correct and complete and presents fairly the financial condition of Borrower or Guarantor, as applicable.

This Officer’s Certificate is being delivered pursuant to Section 4.1.10 of the Agreement.

Exhibit A-1

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate this ___ day of _____________, 202__.

BORROWER:

IIP-PA 6 LLC,
a Delaware limited liability company

By:	IIP Operating Partnership, LP, a Delaware limited partnership, its sole member

	By:	Innovative Industrial Properties, Inc.,
a Maryland corporation,
its general partner

		By:	/s/ David Smith
			Name:	David Smith
			Title:	CFO

Exhibit A-2

SCHEDULE I

(Rent Roll)

Schedule I

SCHEDULE II

(Required Repairs)

Description of the Required Repair
Patch Cracks and Trip Hazards in Parking Lot
Repair Concrete Pad, Curb Cut and Curbing
Patch Settlement Crack at SOG
ADA Parking
Alternative accessible entrance

Schedule II

SCHEDULE III

(Organizational Structure)

Schedule III

SCHEDULE IV

Reserved

Schedule IV